Exhibit 2.1

SECURITIES PURCHASE AGREEMENT

DATED AS OF JULY 30, 2018

By and Among

Fuse Medical, Inc.,

Palm Springs Partners, LLC d/b/a Maxim Surgical,

Mr. Amir David Tahernia,

Reeg Medical Industries, Inc.,

and

Mr. Amir David Tahernia, in his capacity as Sellers’ Representative

ARTICLE 1	PURCHASE AND SALE OF ACQUIRED SECURITIES; CLOSING	1

1.1	Purchase and Sale of Acquired Securities	1
1.2	Purchase Price	1
1.3	The Closing	2
1.4	Post-Closing Adjustment	2
1.5	Tax Withholdings	4

ARTICLE 2	CLOSING CONDITIONS	4

2.1	Conditions to the Obligations of Purchaser	4
2.2	Conditions to Obligations of Sellers	6

ARTICLE 3	REPRESENTATIONS AND WARRANTIES OF THE ACQUIRED COMPANIES	7

3.1	Organization; Authority; No Breach	7
3.2	Capitalization	8
3.3	Subsidiaries	8
3.4	Financial Statements	8
3.5	Absence of Undisclosed Liabilities	9
3.6	Absence of Certain Developments	9
3.7	Title to Personal Property	10
3.8	Tax Matters	10
3.9	Contracts and Commitments	12
3.10	Intellectual Property Rights	14
3.11	Litigation	15
3.12	Brokerage	15
3.13	Employees	15
3.14	Employee Benefit Plans	16
3.16	Environmental Matters	17
3.17	Affiliate Transactions	18
3.18	Real Property	18
3.19	Insurance	19
3.20	Customers, Payors, Suppliers and Distributors	19
3.21	Accounts Receivable	19
3.22	Guaranties and Indebtedness	19
3.23	No Acceleration of Rights or Benefits	19
3.24	Healthcare and Other Matters	19
3.25	Officers and Directors; Bank Accounts	21

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ARTICLE 4	REPRESENTATIONS AND WARRANTIES OF SELLERS	21

4.1	Authorization; Capacity; No Breach	21
4.2	Title to Acquired Securities; Ownership of Sellers	22
4.3	Litigation, etc.	22
4.4	Brokerage	22
4.5	Accredited Investor Status	22
4.6	Non-Foreign Person	22
4.7	Investment Purpose	22
4.8	Closing	22

ARTICLE 5	REPRESENTATIONS AND WARRANTIES OF PURCHASER	23

5.1	Organization and Power	23
5.2	Authorization; No Breach	23
5.3	Brokerage	23
5.4	Litigation, etc.	23

ARTICLE 6	PRE-CLOSING COVENANTS	23

6.1	Access	23
6.2	Conduct of Business by the Company	24
6.3	Efforts; Further Assurances	26
6.4	Exclusive Dealing	26
6.5	Notification	27

ARTICLE 7	INDEMNIFICATION	27

7.1	Survival of Representations and Warranties	27
7.2	General Indemnification	27

ARTICLE 8	POST-CLOSING COVENANTS	31

8.1	General	31
8.2	Indemnification of Managers, Directors, and Officers	31
8.3	Books and Records	31
8.4	Confidentiality	32
8.5	Non-Competition, Non-Solicitation, etc.	32

ARTICLE 9	MISCELLANEOUS	34

9.1	Tax Matters	34
9.2	Sellers’ Representative; Release	35
9.3	Fees; Expenses; Transfer Taxes	36
9.4	Restrictive Legends	36
9.5	Remedies	37

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9.6	Public Announcements	37
9.7	Consent to Amendments; Waivers	38
9.8	Successors and Assigns	38
9.9	Severability	38
9.10	Counterparts; Delivery by Facsimile or PDF	38
9.11	Descriptive Headings; Interpretation	38
9.12	Entire Agreement	39
9.13	No Third-Party Beneficiaries	39
9.14	Schedules and Exhibits	39
9.15	Governing Law	39
9.16	Consent to Jurisdiction	39
9.17	Waiver of Jury Trial	39
9.18	Notices	40
9.19	Construction	41
9.20	Termination	41

SCHEDULES

Schedule A	Net Working Capital Calculation

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SECURITIES PURCHASE AGREEMENT

THIS SECURITIES PURCHASE AGREEMENT (this “Agreement”), dated as of July 30, 2018, is made by and among (i) Fuse Medical, Inc., a Delaware corporation (“Purchaser”), (ii) Palm Springs Partners, LLC d/b/a Maxim Surgical, a Texas limited liability company (the “Company”), (iii) Mr. Amir David Tahernia (“Tahernia”), (iv) Reeg Medical Industries, Inc., a Texas corporation (“Reeg”, together with Tahernia, collectively, “Sellers” and each a “Seller”), and (v) Mr. Amir David Tahernia, in his capacity as sellers’ representative (“Sellers’ Representative”). Capitalized terms used but not defined herein shall have the meanings ascribed to them in Appendix A.

WHEREAS, the Acquired Companies are engaged in the business of distributing and selling medical devices, medical equipment, and related products and services;

WHEREAS, Sellers in the aggregate own beneficially and of record one hundred percent (100%) of the outstanding equity securities of the Company (collectively, the “Acquired Securities”); and

WHEREAS, Purchaser desires to purchase from Sellers, and Sellers desire to sell, assign, transfer, convey, and deliver to Purchaser, free and clear of any Liens, the Acquired Securities.

NOW, THEREFORE, in consideration of the mutual covenants of the parties hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE 1

Purchase and Sale of Acquired Securities; Closing

1.1 Purchase and Sale of Acquired Securities. Subject to the terms and conditions set forth herein, at the Closing, Purchaser shall purchase from Sellers, and Sellers shall sell convey, assign, transfer and deliver to Purchaser the Acquired Securities, free and clear of any Liens, for an aggregate purchase price equal to the Purchase Price.

1.2 Purchase Price.

(a) The aggregate purchase price for the Acquired Securities is the sum of (i) $3,400,000 (the “Closing Consideration”), plus (ii) the excess, if any, of the Closing Net Working Capital over Target Net Working Capital minus (iii) the excess, if any, of the Target Net Working Capital over the Closing Net Working Capital (the net result of the foregoing clauses (i)–(iv) as further adjusted pursuant to Section 1.4, the “Purchase Price”).

(b) No later than two (2) Business Days prior to the Closing, the Sellers’ Representative shall deliver to Purchaser (i) the Sellers’ good faith estimate of (A) the Net Working Capital of the Acquired Companies as of the Closing Date (the “Estimated Net Working Capital”) and (B) the Estimated Purchase Price and (ii) any documents pertaining to or used in connection with the preparation of Estimated Net Working Capital, estimated cash, and Estimated Purchase Price. Such Estimated Net Working Capital, estimated cash, and Estimated Purchase Price shall be subject to the approval of Purchaser (not to be unreasonably withheld). “Estimated Purchase Price” means (i) $3,400,000, plus (ii) the excess, if any, of the Estimated Net Working Capital over Target Net Working Capital minus (iii) the excess, if any, of the Target Net Working Capital over Estimated Net Working Capital, minus (iv) the Closing Indebtedness.

(c) The Estimated Purchase Price shall be paid as follows:

(i) Unless otherwise requested in writing pursuant to Section 1.2(c)(ii), below, within seven (7) Business Days following the Closing, Purchaser shall issue to each Seller certificates representing each Seller’s Pro Rata Share of the Estimated Purchase Price in the form of shares of common stock of the Purchaser, par value $0.01 (“Fuse Common Stock”), bearing restrictive legends as set forth in Section 9.4, with an aggregate value equal to the Estimated Purchase Price (calculated based on the 30-day VWAP as of three (3) Business Days prior to the Closing) (such securities, the “Issued Securities”), which Issued Securities shall be retained by the Purchaser for ninety (90) days for purposes of offset against any indemnification or payment obligations of Sellers hereunder (such retained securities, the “Retained Securities”); provided, however, that

(ii) Each Seller shall receive a one-time cash payment of $100,000 to be deducted from the Estimated Purchase Price, which shall be payable within thirty (30) days after the Closing.

1.3 The Closing. The closing of the transactions contemplated hereby (collectively, the “Closing”) shall take place at the offices of Perkins Coie LLP, 500 N. Akard Street, Suite 3300, Dallas, Texas 75201, at 10:00 A.M. Central Daylight Time on the 2nd Business Day after the satisfaction or waiver of the conditions set forth in Sections 2.1 and 2.2 (other than those conditions that by their terms cannot be satisfied until the Closing), or on such other date and time as Purchaser and Sellers’ Representative shall mutually agree in writing. The date of the Closing is referred to as the “Closing Date”. The effective time of the Closing (the “Effective Time”) is 12:01 a.m. on the Closing Date. At the Closing, subject to the satisfaction or waiver of each of the conditions specified in ARTICLE 2:

(a) Purchaser shall pay to each Seller an amount equal to such Seller’s Pro Rata Share of the Estimated Purchase Price as provided in Section 1.2(c)(i);

(b) Purchaser shall pay, or cause to be paid, on behalf of Sellers, the Sellers’ Representative or the Acquired Companies (as applicable), the Seller Expenses by wire transfer of immediately available funds as directed by the Sellers’ Representative;

(c) Purchaser shall repay, or cause to be repaid, on behalf of the Acquired Companies, all amounts necessary to discharge fully the then outstanding balance of all Indebtedness, by wire transfer of immediately available funds in accordance with the Payoff Letters; and

(d) The Closing certificates and other documents and agreements required to be delivered pursuant to this Agreement with respect to the Closing will be exchanged.

1.4 Post-Closing Adjustment. The Estimated Purchase Price shall be subject to adjustment following the Closing as follows:

(a) As soon as reasonably practicable, and in any event within sixty (60) days after the Closing Date, Purchaser shall deliver to the Sellers’ Representative a written calculation of the Closing Net Working Capital, Closing Consideration, and the Purchase Price (the “Closing Date Calculation”), as determined by reference to the relevant provisions of this Agreement.

(b) Following the receipt by the Sellers’ Representative of the Closing Date Calculation, Purchaser shall permit and cause the Sellers’ Representative and its representatives to have reasonable access during normal business hours to the books, records, and other documents pertaining to or used in connection with preparation of the Closing Date Calculation and provide the Sellers’ Representative with copies thereof (as reasonably requested by the Sellers’ Representative); provided, however, (i) such access does not unreasonably disrupt the normal operations of the Acquired Companies, and (ii) any such access shall be conducted at the Sellers’ Representative’s expense. The Sellers’ Representative and its accountants may make reasonable inquiries of Purchaser, the Acquired Companies, and their respective employees, accountants, and representatives during normal business hours regarding questions concerning the Closing Date Calculation arising in the course of their review thereof, and Purchaser and the Acquired Companies shall use their commercially reasonable efforts to cause any such employees, accountants, and representatives to cooperate with and respond to such inquiries. On or prior to the 30th day after the Sellers’ Representative’s receipt of the Closing Date Calculation, the Sellers’ Representative may give Purchaser a written notice stating in reasonable detail its objections (an “Objection Notice” ) to the calculation of the Closing Date Calculation. Any Objection Notice shall specify in reasonable detail the dollar amount of any objection and the basis therefor. Any determination expressly set forth in the Closing Date Calculation which is not specifically objected to in an Objection Notice shall be deemed final and binding upon the parties hereto. Except to the extent the Sellers’ Representative makes an objection to a specific determination set forth in the Closing Date Calculation pursuant to an Objection Notice delivered to Purchaser within such 30-day period, the Closing Date Calculation will be final and binding upon the parties hereto.

(c) If the Sellers’ Representative gives a timely Objection Notice as described in Section 1.4(b), then Purchaser and the Sellers’ Representative will negotiate in good faith to resolve their disputes regarding the Closing Date Calculation. If Purchaser and the Sellers’ Representative are unable to resolve all disputes regarding the Closing Date Calculation on or prior to the 30th day after the delivery of the Objection Notice, then Purchaser and the Sellers’ Representative will retain Whitley Penn (Dallas, Texas, location) (the “Independent Dispute Arbitrator”), and shall instruct the Independent Dispute Arbitrator to resolve the dispute as soon as practicable, and in any event within thirty (30) days, and Purchaser and the Sellers’ Representative and their respective agents shall cooperate with the Independent Dispute Arbitrator during its engagement. The Independent Dispute Arbitrator shall only decide the specific items under dispute by the parties (the “Disputed Items”), solely in accordance with the terms of this Agreement. In resolving any Disputed Item, the Independent Dispute Arbitrator may not assign a value to any item greater than the greatest value for such item claimed by either party or less than the smallest value for such item claimed by either party. The determination of the Independent Dispute Arbitrator shall be based solely on presentations by Purchaser and the Sellers’ Representative (i.e., not on independent review) and on the definitions and other terms included herein. The Closing Date Calculation as determined by the Independent Dispute Arbitrator will be final and binding upon the parties hereto and will constitute the Closing Date Calculation for all purposes of this Section 1.4. The fees and expenses of the Independent Dispute Arbitrator (i) shall be borne by the Sellers’ Representative (on behalf of Sellers), in the proportion that the aggregate dollar amount of Disputed Items submitted thereto for resolution that are unsuccessfully disputed by the Sellers’ Representative (as finally determined by the Independent Dispute Arbitrator) bears to the aggregate dollar amount of such submitted Disputed Items; and (ii) shall be borne by Purchaser in the proportion that the aggregate dollar amount of Disputed Items submitted thereto for resolution that are successfully disputed by the Sellers’ Representative (as finally determined by the Independent Dispute Arbitrator) bears to the aggregate dollar amount of such submitted Disputed Items. Purchaser and the Sellers’ Representative agree to execute, if requested by the Independent Dispute Arbitrator, a reasonable engagement letter, including customary indemnification provisions in favor of the Independent Dispute Arbitrator.

(d) Payment of Purchase Price Adjustment.

(i) If the Purchase Price (as finally determined pursuant to this Section 1.4) is greater than the Estimated Purchase Price, the Purchaser shall make payment by issuance of Fuse Common Stock with a value equal to such excess (calculated based on the 30-day VWAP as of three (3) Business Days prior to such issuance) to Sellers (on a Pro Rata Share basis) of the amount of such difference.

(ii) If the Estimated Purchase Price is greater than the Purchase Price, the Sellers’ Representative (on behalf of the Sellers on a Pro Rata Share basis) shall make payment by agreeing to permit the Purchaser to offset against the Retained Securities (with the value of securities included in such offset calculated based on the 30-day VWAP as of three (3) Business Days prior to the date of Closing).

(iii) Any amount to be paid pursuant to this Section 1.4(d) will be paid within five (5) Business Days of the Closing Date Calculation being deemed final pursuant to this Section 1.4 and will be treated as an adjustment to the Purchase Price for all purposes.

1.5 Tax Withholdings. Notwithstanding anything in this Agreement to the contrary, Purchaser shall be entitled to withhold and deduct from the consideration otherwise payable pursuant to this Agreement such amounts as Purchaser is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local, or foreign Tax Law. To the extent that amounts are so withheld and paid over to the appropriate taxing authority, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding were made.

ARTICLE 2

Closing Conditions

2.1 Conditions to the Obligations of Purchaser. The obligation of Purchaser to consummate the transactions contemplated hereby is subject to the satisfaction (or written waiver by Purchaser) as of the Closing of the following conditions:

(a) Representations and Warranties. The representations and warranties contained in ARTICLE 3 and ARTICLE 4 (i) that are qualified as to materiality shall be true and correct both when made and at and as of the Closing, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), and (ii) that are not qualified as to materiality shall be true and correct both when made and at and as of the Closing, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date) in all material respects;

(b) Covenants. The Company and Sellers shall have duly performed or complied in all material respects with all obligations required by this Agreement and all other agreements and instruments contemplated hereby to be performed or complied with by them prior to or at the Closing;

(c) Material Adverse Effect. There shall have been no change, event, or development that has had or could reasonably be expected to have a Material Adverse Effect on the Acquired Companies;

(d) Compliance with Legal Requirements. The consummation of the transactions contemplated by the Agreement will not be prohibited by any Law or subject Purchaser, its Affiliates, or the Acquired Companies to any penalty or Liability (other than obligations of the Acquired Companies specifically set forth in this Agreement) or other onerous condition arising under any Law or imposed by any Governmental Entity or otherwise materially and adversely affect: (i) Purchaser’s right to own the Acquired Securities, or (ii) the right of the Acquired Companies to own their respective assets and operate their respective businesses;

(e) Proceedings, Etc. (i) No suit, action, or other proceeding, or injunction or final judgment, order, or decree relating thereto, shall be pending or threatened before any court or arbitrator or any Governmental Entity in which it is sought to restrain or prohibit or to obtain damages or other relief (including rescission) in connection with the transactions contemplated hereby, (ii) no investigation that would result in any such suit, action, or proceeding shall be pending or threatened, and (iii) no such injunction, judgment, order, or decree shall have been entered and not subsequently dismissed or discharged with prejudice;

(f) Audit. No later than three (3) Business Days prior to the Closing, the Company shall have completed, to the satisfaction of Purchaser, an audit of its books and records of account and corresponding audit adjustments for (i) the 12-month periods ended (A) December 31, 2016, and (B) December 31, 2017; and (ii) the interim period ended May 31, 2018.

(g) Closing Balance Sheet. No later than two (2) Business Days prior to the Closing, the Company shall have delivered to Purchaser (i) a balance sheet of the Company as of the Closing Date (without giving effect to the transactions contemplated herein) (“Closing Balance Sheet”) and (ii) a certificate of the Chief Financial Officer of the Company (or equivalent officer) that the Closing Balance Sheet was prepared in accordance with GAAP, applied using the same accounting methods, practices, principles, policies, and procedures, with consistent classifications, judgments, and valuation and estimation methodologies that were used in the preparation of the Financial Statements for the most recent fiscal year end.

(h) Pay-off Letters and Lien Releases. The Acquired Companies and Sellers shall have delivered to Purchaser releases from any Person that shall be paid Seller Expenses pursuant to Section 1.3(b) and the payoff letters reflecting all Closing Indebtedness and necessary Uniform Commercial Code termination statements or other releases as may be reasonably required to evidence the satisfaction of the Closing Indebtedness (the “Payoff Letters” )); and

(i) Consents and Approvals. The Acquired Companies and Sellers shall have made all filings and shall have obtained all required permits, authorizations, consents, and approvals necessary to consummate the transactions contemplated hereby, including those set forth on Schedule 2.1(i), and delivered to Purchaser satisfactory evidence thereof.

(j) Closing Deliverables. At the Closing, the Company, the Sellers, or the Sellers’ Representative, as applicable, shall have delivered to Purchaser all of the following:

(i) a certificate of an officer of the Company and of any corporate Seller, dated as of the Closing Date, to the effect that the conditions in Sections 2.1(a) and 2.1(b) have been satisfied;

(ii) certified copies of the resolutions of the board of managers (or equivalent governing body) of the Company authorizing the execution, delivery, and consummation of this Agreement and the transactions contemplated hereby;

(iii) all existing minute books, stock transfer records, seals of the Acquired Companies, and other materials relating to the Acquired Companies’ administration;

(iv) a good standing or similar certificate of each Acquired Company from such Acquired Company’s applicable jurisdiction of organization and any state of the United States where such Acquired Company is qualified to do business dated within ten (10) days prior to the Closing Date; good standing or similar certificate of each Acquired Company from such Acquired Company’s applicable jurisdiction of organization and any state of the United States where such Acquired Company is qualified to do business dated within ten (10) days prior to the Closing Date;

(v) a copy of a file-stamped Form 503—Assumed Name Certificate for the assumed name of “Maxim Surgical”, which has been filed with and accepted by the Secretary of State of the State of Texas for use in all counties in the state of Texas;

(vi) certificates from each Seller pursuant to Treasury Regulations Section 1.1445-2(b) representing that each Seller is not a “foreign person” within the meaning of Section 1445 of the Code;

(vii) the original certificates, if certificated, representing the Acquired Securities, and duly executed security powers in proper form for transfer;

(viii) the certificate of formation (or equivalent document) of each Acquired Company, a copy of the limited liability company agreement (or equivalent document), in each case, certified by an officer of each such Acquired Company, as applicable; and

(ix) a written resignation from each of the managers (or equivalent positions) and executive officers of the Acquired Companies, effective as of the Effective Time.

2.2 Conditions to Obligations of Sellers. The obligation of Sellers to consummate the transactions contemplated hereby is subject to the satisfaction (or written waiver by the Sellers’ Representative) as of the Closing of the following conditions:

(a) Representations and Warranties. The representations and warranties contained in ARTICLE 5 (i) that are qualified as to materiality shall be true and correct both when made and at and as of the Closing, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), and (ii) that are not qualified as to materiality shall be true and correct both when made and at and as of the Closing, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date) in all material respects;

(b) Covenants. Purchaser shall have performed or complied in all material respects with all obligations required by this Agreement and all other agreements and instruments contemplated hereby to be performed or complied with by it prior to or at the Closing; and

(c) Closing Deliverables. At the Closing, Purchaser shall have delivered to Sellers all of the following:

(i) a good standing or similar certificate of Purchaser from its applicable jurisdiction of formation dated within ten (10) days prior to the Closing Date;

(ii) a certificate of an officer of Purchaser, dated as of the Closing Date, to the effect that the conditions in Sections 2.2(a) and 2.2(b) have been satisfied; and

(iii) certified copies of the resolutions of the board of directors of Purchaser authorizing the execution, delivery, and consummation of this Agreement and the transactions contemplated hereby.

ARTICLE 3

Representations and Warranties of the Acquired Companies

As a material inducement to Purchaser to enter into this Agreement and to consummate the transactions contemplated hereby, the Acquired Companies hereby represent and warrant to Purchaser as follows:

3.1 Organization; Authority; No Breach.

(a) The Company is a limited liability company, duly organized, validly existing and in good standing under the Laws of the state of Texas, and the Company is qualified to do business in every jurisdiction in which the failure to be so qualified would reasonably be expected to be material to the Company. The Company possesses all requisite organizational power and authority necessary to own and operate its properties, to carry on its businesses and to carry out the transactions contemplated by this Agreement. The copies of the Company’s Governing Documents, which have been made available to Purchaser’s counsel, reflect all amendments made thereto at any time prior to the date of this Agreement and are correct and complete. The minute books and the record books of the Company are complete, true and accurate in all material respects. The Company is not in default under or in violation of any provision of their Governing Documents.

(b) The Company’s execution, delivery, and performance of this Agreement and all other agreements and instruments contemplated hereby, to which the Company is a party, have been duly authorized by the Company. This Agreement and all other agreements and instruments contemplated hereby, to which the Company is a party or by which the Company is bound, when executed and delivered by the Company in accordance with the terms hereof, shall each constitute a valid and binding obligation of the Company, enforceable in accordance with its terms, in each case subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium, or similar Laws affecting creditors’ rights generally and subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(c) Except as set forth on Schedule 3.1(c), neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any provision of the Governing Documents of the Acquired Companies, (ii) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any Governmental Entity to which the Acquired Companies are subject, or (iii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or result in the obligation to make any payment (including, without limitation, any change of control, severance, or similar payments) or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Acquired Companies are a party or by which they are bound or to which any of their assets is subject (or result in the imposition of any Lien upon any of their assets).

(d) No Acquired Company need give any notice to, make any filing with, or obtain any authorization, consent, or approval of any Governmental Entity in connection with the consummation of the transactions contemplated by this Agreement.

3.2 Capitalization. The authorized, issued, and outstanding Equity Securities of the Company are set forth on Schedule 3.2, all of which are owned in the aggregate by Sellers. All of the issued and outstanding Equity Securities of the Company have been duly authorized, are validly issued, fully paid, and nonassessable, and are held of record and owned beneficially by the Persons and in the manner described on Schedule 3.2, free and clear of all Liens, and are not subject to, nor were they issued in violation of, any preemptive rights or rights of first refusal. Except as set forth on the Schedule 3.2, there are no outstanding or authorized options, warrants, rights, contracts, calls, puts, rights to subscribe, conversion rights, or other agreements or commitments to which the Company is a party or which are binding upon the Company, providing for the issuance, disposition, or acquisition of any Acquired Company’s Equity Securities (other than this Agreement). Other than as set forth on Schedule 3.2, there are no outstanding or authorized equity appreciation, phantom equity, or similar rights with respect to the Company. Except as set forth on Schedule 3.2, there are no voting trusts, proxies, or any other agreements or understandings with respect to the voting of the Equity Securities of the Company. The Company is not subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any Equity Securities.

3.3 Subsidiaries.

(a) Except as set forth on Schedule 3.3(a), the Company does not have any Subsidiaries (direct or indirect) nor does it hold any Equity Securities of any Person. The issued and outstanding Equity Securities of each Subsidiary of the Company is set forth on Schedule 3.3(a). All of the outstanding Equity Securities of each Subsidiary of the Company are held beneficially and of record by the Person set forth on Schedule 3.3(a), free and clear of any Liens. Except as set forth on Schedule 3.3(a), no Subsidiary of the Company has any outstanding Equity Securities nor holds any Equity Securities of any Person. There are no (i) outstanding obligations of any Acquired Company (contingent or otherwise) to repurchase or otherwise acquire or retire any Equity Securities of any Acquired Company or (ii) voting trusts, proxies, or other agreements with respect to the voting or transfer of the Equity Securities of a Subsidiary of the Company.

(b) Each Subsidiary of the Company is duly organized, validly existing, and in good standing under the Laws of the jurisdiction of its formation, and such Subsidiary is qualified to do business in every jurisdiction in which the failure to be so qualified would reasonably be expected to be material to such Subsidiary.

3.4 Financial Statements. Attached hereto as part of Schedule 3.4 are the (a) unaudited balance sheet of each of the Acquired Companies as of December 31, 2017, and the related statements of income and cash flows for the 12-month period then ended, together with a copy of the accountant’s report thereon; (b) unaudited balance sheet of each of the Acquired Companies as of December 31, 2017, and the related statements of income and cash flows for the 12-month period then ended, together with a copy of the accountant’s report thereon; and (c) unaudited balance sheet of each of the Acquired Companies as of May 31, 2018 (the “Most Recent Balance Sheet”), and the related statement of income and cash flows for the 5-month period then ended. All of the foregoing financial statements are hereinafter collectively referred to as the “Financial Statements”. Except as set forth on Schedule 3.4, each of the Financial Statements (including, in all cases, the notes thereto, if any) (i) has been prepared from, and is in accordance with, the books and records of the Acquired Companies, (ii) fairly presents, in all material respects, the financial condition, operating results and cash flows of each of the Acquired Companies, as applicable, and (iii) has been prepared in accordance with GAAP consistently applied throughout such Financial Statements and the periods covered thereby (except, in the case of the Financial Statements described in clause (c) above, for the lack of footnote disclosure and normal year-end adjustments (which will not be material individually or in the aggregate)). The reserves reflected in the Financial Statements are appropriate and reasonable.

3.5 Absence of Undisclosed Liabilities. No Acquired Company has any material Liability and, to the Knowledge of the Acquired Companies, there is no basis for any proceeding, hearing, investigation, charge, complaint, or claim with respect to any material Liability, except for (a) Liabilities reflected on the face of the Most Recent Balance Sheet; (b) Liabilities of the type reflected on the face of the Most Recent Balance Sheet which have arisen since the date of the Most Recent Balance Sheet in the ordinary course of business (none of which relates to a breach of any Material Contract, tort, infringement or violation of any Law, or any related action, suit, or proceeding and all of which will be reflected in Closing Net Working Capital) and (c) Liabilities described and in the amounts set forth on Schedule 3.5.

3.6 Absence of Certain Developments. Since January 1, 2018, there has occurred no fact, event, or circumstance which, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect. Except as expressly contemplated by this Agreement or as set forth on Schedule 3.6, since January 1, 2018, the Acquired Companies have conducted their businesses only in the ordinary course of business, and the Acquired Companies have not:

(a) issued any notes, bonds, or other debt securities or any Equity Securities of any Person;

(b) declared, set aside, or made any payment or distribution of cash or other property with respect to any Acquired Company’s Equity Securities or purchased, redeemed, or otherwise acquired any Acquired Company’s Equity Securities;

(c) (i) sold, assigned, transferred, leased, licensed, abandoned, or permitted to lapse (other than patents expiring at the end of their statutory terms) any of their material assets (including Company Intellectual Property), other than sales of inventory in the ordinary course of business, (ii) failed to protect or enforce Company Intellectual Property, or (iii) disclosed any Confidential Information to any third party (other than pursuant to appropriate confidentiality agreements);

(d) made or granted any bonus or any wage or salary increase, or made or granted any increase in any employee benefit plan or arrangement, or amended or terminated any existing employee benefit plan or arrangement or adopted any new employee benefit plan or arrangement, except in each case, in the ordinary course of business consistent with past practice or as required by applicable Law;

(e) made capital expenditures or commitments therefor exceeding $50,000 individually, or $100,000 in the aggregate;

(f) made any loans or advances to, guarantees for the benefit of, or any Investments in, any Persons (other than advances of less than $10,000 to employees in the ordinary course of business) or formed any Subsidiary;

(g) suffered any damage, destruction, or casualty loss exceeding $50,000 in the aggregate, whether or not covered by insurance, or experienced any material changes in the amount and scope of insurance coverage;

(h) made any change in their cash management practices (including with respect to accounts receivable and inventory) or made any write-down in the value of their inventory;

(i) made any change in any method of accounting or accounting policies or Tax reporting practices;

(j) made or changed any election, changed any annual accounting period, adopted, or changed any method of accounting, filed any amended Tax Return, entered into any closing agreement, settled any claim or assessment, surrendered any right to claim a refund, offset or other reduction in Liability, consented to any extension or waiver of the limitations period applicable to any claim or assessment, in each case with respect to Taxes, or taken or omitted to take any other action that had or would have the effect of increasing the present or future Tax Liability or decreasing any present or future Tax benefit of any Acquired Company;

(k) directly or indirectly engaged in any material transaction or entered into any loan or material arrangement with any officer, director, relative of any officer or director, shareholder, or other Affiliate of the Acquired Companies;

(l) merged or consolidated with any other Person or effected a recapitalization or similar transaction;

(m) incurred any Indebtedness (other than for the purchase of inventory in the ordinary course of business consistent with past practice) or cancelled any debts owed to or claims held by the Acquired Companies;

(n) terminated, modified, amended any Material Contract, or entered into any new contracts or agreements, except contracts or agreements made in the ordinary course of business consistent with past practice;

(o) engaged in any promotional sales or discounts or other activities with customers that have or would reasonably be expected to have the effect of accelerating sales to pre-Closing periods that would otherwise be expected to occur in post-Closing periods; or

(p) agreed, whether orally or in writing, to do any of the foregoing.

3.7 Title to Personal Property. Except as set forth on Schedule 3.7, the Acquired Companies have good and valid title to, a valid leasehold interest in, or a valid license to use, the personal property and assets, tangible or intangible, shown on the Most Recent Balance Sheet or acquired thereafter prior to the date hereof, free and clear of all Liens, except for (a) properties and assets disposed of in the ordinary course of business and (b) Permitted Liens. Such personal property and assets are sufficient for the conduct of the business of the Acquired Companies as presently conducted.

3.8 Tax Matters. Except as set forth on Schedule 3.8:

(a) All Tax Returns required to have been filed by each of the Acquired Companies have been filed prior to the due date for such Tax Returns, and each such Tax Return is true, correct, accurate, and prepared in accordance with applicable Law. None of the Acquired Companies are currently the beneficiary of any extension of time to file any Tax Return that has not been filed. All Taxes have been timely paid whether or not shown on any Tax Return. The Acquired Companies have timely withheld and paid to the appropriate taxing authority all amounts required to have been withheld and paid in connection with amounts paid or owing to any shareholder, employee, creditor, independent contractor, or other third party (or, if such amounts have not yet been paid to the appropriate taxing authority, has sufficient funds to make such payments). The Acquired Companies have collected all sales, use, value added, goods and services, and similar Taxes required to be collected and timely remitted all such Taxes collected to the appropriate taxing authority (or, if such amounts have not yet been paid to the appropriate taxing authority, have sufficient funds to make such payments). There are no Liens on any assets of any Acquired Company that arose in connection with the failure (or alleged failure) to pay any Tax other than Liens for Taxes not yet due and payable. No Acquired Company (i) has any Liability for the Taxes of any person under Section 1.1502-6 of the Treasury Regulations or any similar provision of state, local, or foreign Law (except with respect to an affiliated, consolidated, combined, or unitary group of which the Company is the common parent), as a transferee or successor, by contract or otherwise or (ii) is a party to any Tax allocation or sharing agreement.

(b) There is no audit, claim, action, suit, proceeding, investigation or request for a private letter ruling or other formal or informal Tax guidance pending with respect to any Acquired Company in respect of any Taxes in any jurisdiction, nor has there been any such activity since the inception of such Acquired Company. No Acquired Company has been informed of the commencement or anticipated commencement of any such activity, nor is any Acquired Company aware that any such activity is contemplated by any taxing authority. No Acquired Company (nor any member of any affiliated, consolidated, combined or unitary group of which the Company or any of its Subsidiaries is a member) has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, which period (after giving effect to such extension or waiver) has not expired.

(c) For U.S. federal and applicable state and local Tax purposes, the Company is classified as a subchapter C corporation as the date of this Agreement, and will properly be classified as a subchapter C corporation through and until the Closing Date, in all jurisdictions in which it is subject to Tax. No election has been made under Treasury Regulation Section 301.7701-3(c) for income Tax purposes. Schedule 3.8(c) lists each Acquired Company thereof and whether each such entity is treated for Tax purposes as a corporation, association, partnership or other entity, or whether such entity is disregarded for Tax purposes.

(d) Neither do the unpaid Taxes of the Acquired Companies exceed the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the Acquired Companies’ Most Recent Balance Sheet and the balance sheets of any of the Acquired Companies’ Subsidiaries, which are not consolidated with the Acquired Companies for balance sheet purposes, nor do the unpaid Taxes of any Acquired Company exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Acquired Companies in filing their Tax Returns. Since the date of the Most Recent Balance Sheet (or balance sheets) of the Acquired Companies, no Acquired Company has incurred any Liability for Taxes arising from extraordinary gains or losses, as that term is pursuant to GAAP, except in the ordinary course of business consistent with past custom and practice.

(e) No Acquired Company will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of (i) any change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local, or foreign Tax Law) executed on or prior to the Closing Date; (iii) any intercompany transactions or any excess loss account described in the Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local, or foreign Tax Law); (iv) any installment sale or open transaction disposition made on or prior to the Closing Date; (v) any prepaid amounts received on or prior to the Closing Date; or (vi) any election pursuant to Section 108(i) of the Code.

(f) No Acquired Company (i) is a party to any “listed transaction” within the meaning of Section 1.6011-4 of the Treasury Regulations or (ii) is a party to any contract, agreement, plan, or arrangement including, without limitation, this Agreement, which could give rise to the payment of any amount that would not be deductible or on which a penalty or excise Tax could be imposed pursuant to Sections 280G, 409A or 4999 of the Code.

(g) No Acquired Company is engaged in or has ever been engaged in a trade or business through a “permanent establishment” within the meaning of an applicable income Tax treaty in any foreign country.

3.9 Contracts and Commitments.

(a) Except as expressly contemplated by this Agreement or as set forth on Schedule 3.9(a), the Acquired Companies are not a party to or bound by any written or oral:

(i) pension, profit-sharing, option, employee stock purchase, or other plan or arrangement providing for deferred or other compensation to employees or any other employee benefit plan, arrangement or practice, whether formal or informal;

(ii) collective bargaining agreement or any other contract with any labor union, or severance agreements, programs, policies or arrangements;

(iii) management agreement, consulting agreement, employee leasing agreement or contract for the employment or services of any officer, individual employee, independent contractor, consultant or other Person on a full-time, part-time, consulting, or other basis, or any other arrangement or understanding (A) providing annual cash or other compensation exceeding $10,000, (B) providing for the payment of any cash or other compensation or benefits upon the consummation of the transactions contemplated hereby, or (C) otherwise restricting its ability to terminate the employment or services of any employee, independent contractor, or consultant at any time for any lawful reason or for no reason without penalty or Liability;

(iv) agreement or indenture relating to borrowed money or other Indebtedness or the mortgaging, pledging, or otherwise placing a Lien on any material asset or material group of assets of the Acquired Companies or any letter of credit arrangements, or any guarantee therefor;

(v) lease or agreement under which the Acquired Companies is a (i) lessee of or holds or operates any personal property, owned by any other party, except for any lease of personal property under which the aggregate annual rental payments do not exceed $10,000, or (ii) lessor of or permits any third party to hold or operate any property, real or personal, owned or controlled by the Acquired Companies;

(vi) other contract or group of related contracts with the same party or group of affiliated parties that involves payments over the life thereof by any Acquired Company exceeding $7,500 per year or $15,000 in the aggregate, or which are not terminable by the Acquired Companies upon thirty (30) days’ or less notice without premium or penalty;

(vii) any payor or managed care contracts;

(viii) all agreements relating to the ownership of, Investments in, or loans and advances to any Person (other than advances to employees in the ordinary course of business), including Investments in joint ventures and minority equity investments;

(ix) inbound or outbound license, royalty, or other agreement with respect to any Company Intellectual Property (except for license agreements of non-customized, commercially available off-the-shelf software subject to “shrink-wrap” or “click-wrap” license agreements) and all other agreements affecting the ability of the Acquired Companies to use or disclose any Company Intellectual Property;

(x) contract or agreement prohibiting any Acquired Company from engaging in any business (other than pursuant to any radius restriction contained in any lease, reciprocal easement or development, construction operating or similar agreement);

(xi) agreement or commitment for the purchase by an Acquired Company of machinery, equipment, or other personal property for an amount exceeding $10,000;

(xii) agreement that provides any customer of an Acquired Company with pricing, discounts, or benefits that change based on the pricing, discounts, or benefits offered to other customers of such Acquired Company, including, without limitation, any agreement containing “most favored nation” provisions;

(xiii) agreement involving the settlement of any lawsuit with respect to which (A) any unpaid amount exceeds $10,000 or (B) conditions precedent to the settlement thereof have not been satisfied; or

(xiv) agreement for the disposition of any significant portion of the assets or business of an Acquired Company or any agreement for the acquisition of a significant portion of the assets or business of any other Person.

(b) All of the contracts, agreements, and instruments set forth or required to be set forth on Schedule 3.9(a) (the “Material Contracts”) are valid, binding, fully executed, and enforceable as to the Acquired Companies (to the extent a party thereto), and to the Knowledge of the Acquired Companies, as to the other parties thereto, in accordance with their respective terms, in each case subject to (i) the effect of any applicable bankruptcy, reorganization, insolvency, moratorium, or similar Laws affecting creditors’ rights generally; (ii) as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law); and (iii) the receipt of the necessary consents disclosed on Schedule 3.1(c). Except as set forth on Schedule 3.9(b), the Acquired Companies have performed all obligations they are required to perform and are neither in default under or in breach of nor in receipt of any claim of default or breach under any Material Contract, and no event has occurred which, with the passage of time or the giving of notice or both, would result in a default, breach, or event of noncompliance by any Acquired Company under any Material Contract and, to the Knowledge of the Acquired Companies, there has been no breach or cancellation or anticipated breach or cancellation by the other parties to any Material Contract. The Acquired Companies have made available to Purchaser true and complete copies of all Material Contracts, including all amendments thereto.

3.10 Intellectual Property Rights.

(a) Schedule 3.10(a) contains a complete and accurate list of all of the following that are owned by an Acquired Company, if any: (i) patented or registered Intellectual Property Rights, (ii) pending patent applications or applications for registration of other Intellectual Property Rights; (iii) unregistered trademarks and service marks currently used in connection with any material product or service of an Acquired Company; and (iv) unregistered copyrights embodied in or necessary to any material product or service of an Acquired Company. An Acquired Company owns all right, title, and interest in and to all of the Intellectual Property Rights set forth on Schedule 3.10(a), and owns all right, title, and interest in and to, or possesses a valid and enforceable right to use pursuant to a written Material Contract set forth on Schedule 3.9(a), all other Intellectual Property Rights used in, or necessary for, their respective businesses as presently conducted (collectively “Company Intellectual Property”), free and clear of all Liens except for Permitted Liens. Immediately after the Closing, an Acquired Company will own or have a valid and enforceable right to use all Company Intellectual Property on terms and conditions identical to those under which such Acquired Company owned or used such Intellectual Property Rights immediately prior to the Closing.

(b) Except as set forth on Schedule 3.10(b), (i) there are no actions presently pending against any Acquired Company contesting the validity, use, ownership, or enforceability of any of the Company Intellectual Property; (ii) the conduct of the respective business of the Acquired Companies’ does not and will not infringe, misappropriate, dilute, or otherwise violate, and has not, in the six (6) years prior to the Closing Date, infringed, misappropriated, diluted, or otherwise violated, any Intellectual Property Rights of other Persons; (iii) no Seller or Acquired Company is aware of any facts which indicate a likelihood of any of the actions in clause (ii); (iv) no Acquired Company has received any written notice regarding the actions in clause (ii) (including, without limitation, any demand or request that such Acquired Company license any rights from a third party), and (v) to the Knowledge of the Acquired Companies, no third party has infringed, misappropriated, diluted or otherwise violated any of the Company Intellectual Property. Neither Seller nor any of Seller’s Affiliates owns any Intellectual Property Rights used in the business of Acquired Companies as currently conducted.

(c) Except as set forth on Schedule 3.10(c), the Acquired Companies have taken steps, reasonable under the circumstances, to maintain and protect all of the Company Intellectual Property. Without limiting the generality of the foregoing, all current and former employees, contractors, and consultants of the Acquired Companies who have participated in the creation or development of any of the Company Intellectual Property for the Acquired Companies have executed and delivered to an Acquired Company a valid and enforceable agreement (i) providing for the non-disclosure by such Person of any Confidential Information of the Acquired Companies, and (ii) providing for the assignment by such Person to an Acquired Company of any Intellectual Property Rights arising out of such Person’s employment by, engagement by, or contract with an Acquired Company.

(d) The Acquired Companies have information technology systems sufficient to operate their respective businesses as presently conducted, and no contract for the provision of any component of such systems from a third-party provider is set to expire, terminate, or be renegotiated in the next two (2) years. The Acquired Companies have commercially appropriate disaster recovery plans, procedures, and facilities for their respective businesses, and have taken all commercially reasonable steps to safeguard and maintain the information technology systems utilized in the operation of their respective businesses as presently conducted.

3.11 Litigation. Except as set forth on Schedule 3.11, neither are there, nor during the three (3) years prior to the Closing Date have there been, any actions, suits, proceedings (including any arbitration proceedings), orders, investigations, or claims pending or, to the Knowledge of the Acquired Companies, threatened against any Acquired Company, at law or in equity, or before or by any Governmental Entity (including (a) any actions, suits, proceedings, or investigations with respect to the transactions contemplated by this Agreement), and (b) any condemnation, expropriation, or other proceeding in eminent domain affecting any real property of any Acquired Company).

3.12 Brokerage. Neither are there nor shall there be any claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement to which the Acquired Companies are a party or subject to.

3.13 Employees.

(a) With respect to the business of the Acquired Companies: (i) there is no collective bargaining agreement or relationship with any labor organization; (ii) to the Knowledge of the Acquired Companies, no executive or manager of any Acquired Company (A) has any present intention to terminate his or her employment, or (B) is a party to any confidentiality, non-competition, proprietary rights, or other such agreement between such employee and any Person, besides such entity that would be material to the performance of such employee’s employment duties, or the ability of such entity or Purchaser to conduct the business of such entity; (iii) no labor organization or group of employees has filed any representation petition or made any written or oral demand for recognition; (iv) to the Knowledge of the Acquired Companies, no union organization or decertification efforts are underway or threatened and no other question concerning representation exists; (v) no labor strike, work stoppage, slowdown, or other material labor dispute has occurred, and none is underway or, to the Knowledge of the Acquired Companies, threatened; (vi) there is no workman’s compensation Liability, experience, or matter outside the ordinary course of business; (vii) there is no employment related charge, compliance, grievance, investigation, inquiry, or obligation of any kind, pending or threatened in any forum, relating to an alleged violation or breach by an Acquired Company (or its officers or directors) of any Law; and (viii) no employee or agent of an Acquired Company has committed any act or omission giving rise to material Liability for any violation or breach identified in subsection (vii) above.

(b) No Acquired Company has engaged in any plant closing or employee layoff activities that would violate or in any way implicate the Worker Adjustment Retraining and Notification Act of 1988, as amended, or any similar state or local plant closing or mass layoff statute, rule or regulation.

(c) The Acquired Companies have complied in all material respects with all applicable Laws relating to employment.

(d) Schedule 3.13(d) contains a true and complete list as of the date hereof, listing (i) all employees or leased employees of any Acquired Company having an annual salary exceeding $40,000 and (ii) the rate of all current compensation payable to each such employee, including, without limitation, any bonus, contingent or deferred compensation.

3.14 Employee Benefit Plans.

(a) Schedule 3.14(a) sets forth a complete and correct list of each Employee Plan, if any.

(b) Each Employee Plan has been maintained, funded, and administered in accordance with the terms of such Employee Plan and complies in form and operation with applicable Law, including ERISA and the Code.

(c) No Employee Plan provides, and no Acquired Company has any obligation to provide or any Liability with respect to the provision of, health or life insurance or other welfare or welfare-type benefits to any Person beyond their retirement or other termination of service, and the Acquired Companies and the ERISA Affiliates have complied with and are in compliance with the requirements of COBRA. No Acquired Company or any ERISA Affiliate maintains, sponsors, contributes to, has any obligation to contribute to or any other Liability under or with respect to (i) a plan subject to Title IV of ERISA or Code Section 412 or ERISA Section 302, (ii) a Multiemployer Plan, (iii) a “multiple employer welfare arrangement” (as defined in ERISA Section 3(40)), or (iv) a “multiple employer plan” within the meaning of ERISA Section 210 or Code Section 413(c). No Acquired Company has any Liability due to, at any time, being considered a single employer under Code Section 414, with any other Person.

(d) All contributions, premiums, and other payments (including all employer contributions and employee salary reduction contributions) that are due for any period ending prior to or on the Closing Date have been made timely with respect to each Employee Plan, and all contributions, premiums, and other payments for any period ending on or before the Closing Date that are not yet due shall have been made or properly accrued as of the Closing Date. No Employee Plan has any unfunded Liability that is not accurately reflected on the Most Recent Balance Sheet.

(e) Each Employee Plan that is intended to meet the requirements of a “qualified plan” under Code Section 401(a) (i) is so qualified, (ii) has received a favorable determination letter from the Internal Revenue Service or is entitled to rely upon an opinion letter from the Internal Revenue Service on the form of a prototype plan document to the effect that the form of such prototype plan document meets the requirements of Code Section 401(a), and (iii) no events have occurred or circumstances exist that could reasonably be expected to adversely affect the qualified status of such Employee Plan.

(f) With respect to each Employee Plan, the Acquired Companies made available to Purchaser, true and complete copies of, as applicable: (i) the plan document, including all amendments thereto (including written summaries of any unwritten Employee Plan); (ii) any related trust agreement or other funding instrument; (iii) the most recent Internal Revenue Service determination letter; (iv) any summary plan description; (v) the most recent Financial Statements and Form 5500 annual report (as filed, including all attachments); (vi) the most recent summary plan description provided to participants; (vii) any other material document pursuant to which the Employee Plans are maintained or funded; and (viii) any correspondence with any Governmental Entity relating to any Employee Plan.

(g) Except as set forth on Schedule 3.14(g), neither the execution or delivery of this Agreement nor the consummation of the transactions contemplated hereby will result in any accelerated vesting or acceleration of the time of payment of, or increase in the amount or value of or require the funding of any benefits or compensation payable to or result in the payment of benefits or compensation to any Person under any Employee Plan.

(h) There do not exist any pending, threatened, or anticipated claims (other than routine undisputed claims for benefits), suits, actions, disputes, proceedings, audits, or investigations by, on behalf of, or against or relating to any Employee Plan, and there are no facts or circumstances that would give rise to or could reasonably be expected to give rise to any such action, suit, dispute, proceeding, audit, investigation or claim. There has been no prohibited transaction (as defined in Code Section 4975 or ERISA Section 406) or breach of fiduciary duty (as determined under ERISA) with respect to any Employee Plan.

(i) The Acquired Companies have, for purposes of each Employee Plan, correctly classified those individuals performing services for any Acquired Company as common law employees, leased employees, independent contractors, or agents. Each Employee Plan that constitutes a non-qualified deferred compensation plan for purposes of Code Section 409A has been operated in operational and documentary compliance with Code Section 409A and applicable guidance from the Internal Revenue Service.

3.15 Compliance with Laws; Permits.

(a) Each Acquired Company is, and has been, in compliance with all applicable Laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder and including the Foreign Corrupt Practices Act, 15 U.S.C.§ 78dd-1 et seq.) of federal, state, local, and foreign governments (and all agencies thereof);

(b) The Acquired Companies hold all material permits, licenses, certificates, accreditations, and other authorizations of all Governmental Entities required for the conduct of their businesses and the ownership of their properties, and (ii) the Acquired Companies are in compliance with all terms and conditions of all material permits, licenses, accreditations, and authorizations which they hold; and

(c) No Acquired Company has received any notification from any Governmental Entity (i) asserting that any Acquired Company is not in compliance with any Law or (ii) threatening to revoke any material permit, license, accreditation, or authorization owned or held by any Acquired Company.

3.16 Environmental Matters. Except as set forth on Schedule 3.16:

(a) The Acquired Companies are, and have been, in compliance, in all material respects, with all Environmental Laws.

(b) Without limiting the generality of the foregoing, the Acquired Companies have obtained and are, and have been, in compliance in all material respects with all permits, licenses, and other authorizations required pursuant to any Environmental Laws for the operation of the business of the Acquired Companies and the occupation of the facilities of the Acquired Companies.

(c) No Acquired Company has received any written or oral notice, report, or other information regarding any actual or alleged material violation of, or material Liability under, Environmental Laws and there are no actions, suits, proceedings (including any arbitration proceedings), orders, investigations, or claims pending or, to the Knowledge of the Acquired Companies, threatened against or affecting any Acquired Company relating to Environmental Laws.

(d) No Acquired Company has any material Liability for fines, penalties, or damages, or for response, remedial, or corrective action costs, under Environmental Laws, including Liability for the release or disposal of, contamination by, exposure to, or cleanup of, any petroleum, wastes, or hazardous substances.

(e) No Acquired Company has assumed, undertaken, provided an indemnity with respect to or otherwise become subject to, any material Liability of any other Person relating to Environmental Law.

(f) No Acquired Company has any material Liabilities with respect to the presence of asbestos, silica, or other hazardous substances, in any product or item or in or upon any premises, property or facility.

(g) No Acquired Company has treated, stored, disposed of, arranged for, or permitted the disposal of, transported, handled, released, or exposed any Person to any substance, or owned or operated any property or facility that is or has been contaminated by any substance, so as to give rise to any current or future material Liabilities of any Acquired Company under any Environmental Laws.

(h) The Acquired Companies have made available to Purchaser copies of all material environmental reports, audits, assessments, and investigations, and any other material environmental documents, related to the facilities or operations of the Acquired Companies, that are in the possession, custody, or under the reasonable control of Sellers or the Acquired Companies.

3.17 Affiliate Transactions. Except as set forth on Schedule 3.17, no officer, director, shareholder, or Affiliate of any Acquired Company or any individual related by blood, marriage, or adoption to any such individual or any entity in which any such Person or individual owns any beneficial interest, (a) is or has been in the past three (3) years (i) a party to any agreement, contract, commitment, or transaction with any Acquired Company, (ii) an employee, consultant, competitor, creditor, debtor, customer, distributor, supplier or vendor of any Acquired Company, or (b) has any interest in any property used by any Acquired Company.

3.18 Real Property.

(a) No Acquired Company owns fee simple title to any real property.

(b) Schedule 3.18(b) sets forth the address of all leasehold or subleasehold estates or other rights to use or occupy any land, buildings, structures, improvements, fixtures, or other interest in real property of any Acquired Company (the “Leased Real Property”) and a complete list of all Leases (as defined below) for each such Leased Real Property. The Acquired Companies have delivered to Purchaser a true and complete copy of all leases, subleases, licenses, concessions (including all amendments, extensions, renewals, guaranties, and other agreements with respect thereto) and other agreements pursuant to which any Acquired Company holds any Leased Real Property (including oral leases) (the “Leases”), and in the case of an oral lease, a written summary of the material terms of such lease. Except as set forth on Schedule 3.18(b), with respect to each of the Leases: (i) such Lease is legal, valid, binding, enforceable, and in full force and effect, subject to proper authorization and execution of such Lease by the other party thereto and the application of any bankruptcy or other creditor’s rights Laws; (ii) no

Acquired Company’s possession and quiet enjoyment of the Leased Real Property under each such Lease has been disturbed, and to the Knowledge of the Acquired Companies, there are no disputes with respect to such Lease; (iii) no Acquired Company is in material default under such Lease, and to the Knowledge of the Acquired Companies, no event has occurred nor does a circumstance exist which, with the delivery of notice, the passage of time or both, would constitute such a default; (iv) no Acquired Company has assigned any interest under any of the Leased Real Property or sublet or permitted any other Person to occupy any part of the Leased Real Property; (v) no Acquired Company has collaterally assigned or granted any other security interest in such Lease or any interest therein; and (vi) there are no Liens on the estate or interest created by such Lease. The Leased Real Property identified in Schedule 3.18(b) comprises all of the real property used, or intended to be used in, or otherwise related to, the business and operations of the Acquired Companies.

3.19 Insurance. Schedule 3.19 contains a description of each insurance policy or any other form of insurance maintained by any Acquired Company with respect to its properties, assets, and business. No Acquired Company is in default with respect to its obligations under any insurance policy it maintains. With respect to each such policy or form of insurance, no Acquired Company is in breach or default (including with respect to the payment of premiums), and no claim for coverage has been denied. No Acquired Company has received any (a) written notice of cancellation, (b) intent to cancel, or (c) notice of increase or intent to increase premiums in any significant respect with respect to such policies.

3.20 Customers, Payors, Suppliers and Distributors. Schedule 3.20 lists the customers, payors, suppliers, and distributors of each of the Acquired Companies for the 12-month period ended December 31, 2017, and for the 5-month period ended May 31, 2018, and sets forth opposite the name of such customer, payor, supplier, or distributor the consolidated gross sales or purchases attributable to such customer, payor, supplier, or distributor during such period. Since the date of the Most Recent Balance Sheet, no such customer, payor, supplier, or distributor has indicated that it shall stop, or materially decrease the rate of, purchasing materials, products, and services or supplying materials, products, or services to the Acquired Companies.

3.21 Accounts Receivable. All notes and accounts receivable of the Acquired Companies are reflected properly on their books and records, are valid receivables subject to no setoffs or counterclaims, and are current and collectible, subject only to the reserve for bad debts set forth on the face of the Most Recent Balance Sheet in accordance with the past custom and practice of the Acquired Companies.

3.22 Guaranties and Indebtedness. Except as set forth on Schedule 3.22, no Acquired Company is a guarantor for any Liability or obligation (including Indebtedness) of any other Person. Except as set forth on Schedule 3.22, no Acquired Company has any outstanding Indebtedness.

3.23 No Acceleration of Rights or Benefits. Except as set forth on Schedule 3.23, (a) no Acquired Company has made or is obligated to make any payment to any Person in connection with the transactions contemplated by this Agreement or any other change of control transaction; (b) no rights or benefits of any Person have been (or will be) accelerated or increased as a result of the consummation of the transactions contemplated by this Agreement, and (c) no Person’s rights or obligations may be modified upon a change of control of any Acquired Company or provide any Person the right to receive payment (including rescission or liquidated damages) upon a change of control of any Acquired Company.

3.24 Healthcare and Other Matters.

(a) Except as set forth on Schedule 3.24(a), no Acquired Company nor any members, managers, directors, officers, employees, or agents of any Acquired Company, are in material breach of, violation of, noncompliance with, or default under any Healthcare Laws or Regulatory Approvals. No written notice has been received by, and no actions are pending against, any Acquired Company alleging any material breach or violation of, noncompliance with, default under, or investigation under any such Healthcare Laws or Regulatory Approvals.

(b) Except as set forth on Schedule 3.24(b), no Acquired Company nor any members, managers, directors, officers, employees, or agents of any Acquired Company have directly or indirectly, in violation of any Healthcare Laws, made, or agreed to make, any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, regardless of form, whether in money, property or services, with the specific purpose of (i) obtaining favorable treatment in securing business for or in respect of any Acquired Company in violation of Healthcare Laws or (ii) paying for favorable treatment for business secured for or in respect of any Acquired Company in violation of Healthcare Laws.

(c) Except as set forth on Schedule 3.24(c), the Acquired Companies hold all licenses, permits, authorizations, clearances, consents, or approvals under Healthcare Laws and Regulatory Approvals necessary for the conduct of the Acquired Companies’ businesses (the “Material Healthcare Permits”) and all such Material Healthcare Permits are valid and in full force and effect. No Acquired Company is in material breach of, violation of, noncompliance with, or default under, any such Material Healthcare Permit, which breach, violation, noncompliance, or default would substantially disrupt or impair the Acquired Company’s business. No Acquired Company has received any written notice from any Governmental Entity that any of its properties, facilities, equipment, operations, or business procedures, or practices fails to comply in any material respect with any applicable Healthcare Laws, Material Healthcare Permits, or Regulatory Approvals, including without limitation, any reporting requirements or obligations mandated by the FDA. No Acquired Company has received any written notice of any action pending or recommended by any Governmental Entity having jurisdiction over the Material Healthcare Permits to revoke, withdraw, or suspend any such Material Healthcare Permit. To the Knowledge of the Acquired Companies, no event has occurred that, with or without notice or the passage of time, would constitute a material breach or violation of, or would constitute grounds for an action or order with respect to, any of the Material Healthcare Permits.

(d) No Acquired Company nor any members, managers, directors, officers, employees, or agents of any Acquired Company: (i) has been convicted of or charged with any violation of any Regulatory Approval or any Healthcare Law, (ii) has been convicted of, charged with, or investigated for any violation of Healthcare Law related to fraud, theft, embezzlement, breach of fiduciary responsibility, financial misconduct, obstruction of an investigation, or controlled substances, or (iii) is excluded, suspended, or debarred from participation, or is otherwise ineligible to participate, in any FDA-regulated activity, or has committed any violation of Healthcare Law or Regulatory Approvals that is reasonably expected to serve as the basis for any such exclusion, suspension, debarment, or other ineligibility, or (iv) has been assessed a civil monetary penalty under Section 1128A of the Social Security Act, or any regulations promulgated thereunder or any other Healthcare Law.

(e) Except as set forth on Schedule 3.24(e), no Acquired Company is in violation in any material respect of the applicable Healthcare Laws pertaining to privacy or data protection including, without limitation, the applicable requirements of the Administrative Simplification Provisions of the Health Insurance Portability and Accountability Act of 1996, as amended (“HIPAA”), and the implementing regulations thereunder, governing the privacy of individually identifiable health information, the security of such information maintained in electronic form, and electronic transaction and code standards. No Acquired Company is in violation of any “business associate agreement” to which it is a party (as such term is defined under HIPPA). No Acquired Company is aware of any reportable “security incident” or “breach” (as such terms are defined under HIPPA) that relates to or otherwise pertains to the operations and business of the Acquired Company.

(f) All reports, documents, forms, claims, applications for Regulatory Approvals, records, submissions, supplements, amendments, and notices required to be filed with, maintained for, or furnished to any regulatory entity in connection with any Regulatory Approvals with respect to any products of the Acquired Companies (the “Reports”) have been so filed, maintained for, or furnished by the Acquired Companies. All such Reports were complete, true, and accurate in all material respects on the date filed or furnished and remain complete, true, and accurate in all material respects as required by applicable Law and Regulatory Approvals.

(g) Except as set forth on Schedule 3.24(g), no Acquired Company has voluntarily or involuntarily initiated, conducted, or issued, or caused to be initiated, conducted, or issued, any recall, field notifications, field corrections, market withdrawal, or replacement, safety alert, warning, health care professional notification, clinical investigator notice, or other notice or action relating to an alleged or suspected lack of safety, efficacy or regulatory compliance of any Acquired Company product. To the Knowledge of the Acquired Companies, there are no facts which are reasonably likely to cause (i) the recall, field notification, or field correction, market withdrawal, or replacement, safety alert, warning, health care professional notification, or clinical investigator notice relating to any Acquired Company product sold, distributed, or intended to be sold or distributed by the Acquired Company; (ii) a change in the marketing classification or a material change in the labeling of any such Acquired Company product; (iii) a termination or suspension of the marketing of any such Acquired Company product; or (iv) a seizure of any such Acquired Company product.

(h) To the Knowledge of the Acquired Companies, no Person has filed or has threatened in writing to file against the Acquired Companies any action, suit, claim, investigation, or proceeding under any federal or state whistleblower statute or equivalent Law in the applicable jurisdictions.

3.25 Officers and Directors; Bank Accounts. Schedule 3.25 lists all officers, members, managers, and directors of the Acquired Companies and all bank accounts, safety deposit boxes, and lock boxes (designating each authorized signatory with respect thereto) for the Acquired Companies.

ARTICLE 4

Representations and Warranties of Sellers

As a material inducement to Purchaser to enter into this Agreement and to consummate the transactions contemplated hereby, each Seller hereby represents and warrants to Purchaser, only as to itself, as follows:

4.1 Authorization; Capacity; No Breach.

(a) If Seller is an entity, such Seller’s execution, delivery, and performance of this Agreement and all other agreements and instruments contemplated hereby, to which such Seller is a party, have been duly authorized by such Seller. If Seller is an individual, such Seller has the legal capacity and all authorizations necessary to enter into, deliver, and perform its obligations pursuant to this Agreement and all other agreements and instruments contemplated hereby, to which such Seller is a party. This Agreement and all other agreements or instruments contemplated hereby to which such Seller is a party or by which such Seller is bound, when executed and delivered by such Seller in accordance with the terms hereof, shall each constitute a valid and binding obligation of such Seller, enforceable in accordance with its terms, in each case subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium, or similar Laws affecting creditors’ rights generally and subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(b) The execution, delivery, and performance by such Seller of this Agreement and all other agreements contemplated hereby to which such Seller is a party, and the fulfillment of and compliance with the respective terms hereof and thereof by such Seller, does not and shall not (i) conflict with or result in a breach of the terms, conditions, or provisions of, (ii) constitute a default under (whether with or without the passage of time, the giving of notice, or both), (iii) result in the creation of any Lien upon the Acquired Securities pursuant to, (iv) give any third party the right to modify, terminate, or accelerate any obligation under, (v) result in a violation of, or (vi) require any authorization, consent, approval, exemption, or other action by or notice or declaration to, or filing with, any third party or Governmental Entity pursuant to (A) the organizational documents of such Seller, if applicable, (B) any Law to which such Seller is subject, or (C) any material agreement, instrument, order, judgment, or decree to which such Seller is subject, except for compliance with and filings under applicable antitrust Laws.

4.2 Title to Acquired Securities; Ownership of Sellers. As of immediately prior to the Closing, such Seller owns beneficially and of record the Equity Securities of the Company set forth opposite such Seller’s name on Schedule 4.2, and such Seller has good and marketable title to such Equity Securities, free and clear of all Liens. Except as set forth on Schedule 4.2, such Seller is not a party to (a) any option, warrant, purchase right, or other contract or commitment (other than this Agreement) that could require such Seller to sell, transfer, or otherwise dispose of any Equity Securities of the Company or (b) any voting trust, proxy, or other agreement, or understanding with respect to the voting of any Equity Securities of the Company.

4.3 Litigation, etc. There are no actions, suits, proceedings (including any arbitration proceedings), orders, investigations, or claims pending or, to the knowledge of such Seller, threatened against or affecting such Seller in which it is sought to restrain or prohibit or to obtain damages or other relief in connection with the transactions contemplated hereby.

4.4 Brokerage. Neither are there nor shall there be any claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement to which the Sellers are a party or subject to.

4.5 Accredited Investor Status. Each Seller is an “accredited investor,” as that term is defined in Rule 501(a) of Regulation D, promulgated under the Securities Act.

4.6 Non-Foreign Person. Each Seller is not a “foreign person” as that term is used in Treasury Regulation 1.1445-2.

4.7 Investment Purpose. Each Seller is acquiring the Issued Securities solely for its own account for Investment purposes and not with a view to, or for the offer or sale in connection with, any distribution thereof. Each Seller acknowledges that the Issued Securities are not registered under the Securities Act or any state securities laws, and that the Issued Securities may not be transferred or sold except pursuant to the registration provisions of the Securities Act or pursuant to an applicable exemption therefrom and subject to state securities laws and regulations, as applicable.

4.8 Closing. The representations and warranties in this ARTICLE 4 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date.

ARTICLE 5

Representations and Warranties of Purchaser

As a material inducement to Sellers to enter into this Agreement and consummate the transactions contemplated hereby, Purchaser hereby represents and warrants to Sellers as follows:

5.1 Organization and Power. Purchaser is a corporation duly organized, validly existing and in good standing under the Laws of its jurisdiction of formation. Purchaser possesses all requisite power and authority necessary to carry out the transactions contemplated by this Agreement.

5.2 Authorization; No Breach.

(a) The execution, delivery, and performance of this Agreement and all other agreements or instruments contemplated hereby to which Purchaser is a party or by which Purchaser is bound have been duly authorized by all requisite action. This Agreement and all other agreements contemplated hereby to which Purchaser is a party, when executed and delivered by Purchaser in accordance with the terms hereof, shall each constitute a valid and binding obligation of Purchaser, enforceable in accordance with its terms, in each case subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium, or similar Laws affecting creditors’ rights generally and subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(b) The execution, delivery, and performance by Purchaser of this Agreement and all other agreements contemplated hereby to which Purchaser is a party, and the fulfillment of and compliance with the respective terms hereof and thereof by Purchaser, do not and shall not (i) conflict with or result in a breach of the terms, conditions, or provisions of, (ii) constitute a default under (whether with or without the passage of time, the giving of notice or both), (iii) give any third party the right to modify, terminate, or accelerate any obligation under, (iv) result in a violation of, or (v) require any authorization, consent, approval, exemption, or other action by or notice or declaration to, or filing with, any Governmental Entity pursuant to (A) the organizational documents of Purchaser, (B) any Law to which Purchaser is subject, or (C) any material agreement, instrument, order, judgment, or decree to which Purchaser is subject.

5.3 Brokerage. There are no claims for brokerage commissions, finders’ fees, or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement to which Purchaser is a party or to which Purchaser is subject.

5.4 Litigation, etc. There are no actions, suits, proceedings (including any arbitration proceedings), orders, investigations, or claims pending or, to the knowledge of Purchaser, threatened against or affecting Purchaser in which it is sought to restrain or prohibit or to obtain damages or other relief in connection with the transactions contemplated hereby.

ARTICLE 6

Pre-Closing Covenants

6.1 Access. From and after the date hereof until the earlier of the Closing or the termination of this Agreement in accordance with its terms, the Company (a) will give Purchaser, its counsel, its financial advisors, and its auditors reasonable access, during normal business hours and on reasonable notice, to the properties, books, and records (including Tax records), employees, third-party payors, and landlords of and relating to the Acquired Companies; (b) will furnish to Purchaser, its counsel, its financial advisors, and its auditors such financial and operating data and other information with respect to the Acquired Companies, as such Persons may reasonably request; and (c) will instruct the employees, counsel, and financial advisors of the Acquired Companies to cooperate with Purchaser in its investigation of the Acquired Companies.

6.2 Conduct of Business by the Company.

(a) From and after the date hereof until the earlier of the Closing or the termination of this Agreement in accordance with its terms, the Company will, except as otherwise provided herein or as otherwise required by applicable Law, or consented to in writing by Purchaser, conduct its business only in the ordinary course in substantially the same manner heretofore conducted and not take or omit to be taken any action which would, or would be reasonably likely to, result in a Material Adverse Effect.

(b) Without limiting the generality of the foregoing, unless Purchaser otherwise agrees in writing, Sellers will, and will cause the Acquired Companies to:

(i) Maintain its books and records, pay expenses and payables, bill customers, collect receivables, purchase inventory, perform all maintenance and repairs necessary to maintain its facilities and equipment in good operating condition (normal wear and tear excepted), maintain a commercially reasonable level of insurance, and otherwise conduct its business, in each case, in the ordinary course of business.

(ii) Use commercially reasonable efforts to preserve present business relationships with all customers, payors, providers, and suppliers of the Acquired Companies, to the extent such relationships are beneficial to the Acquired Companies and their businesses, and, except as otherwise directed by Purchaser.

(iii) Pay all bonuses earned by all of its employees for the 2017 fiscal year (to the extent not already paid), and pay or accrue all compensation for the current fiscal year through the Closing Date.

(iv) The Company will timely file or cause to be filed all Tax Returns of the Acquired Companies required to be filed by or with respect to the Acquired Companies with a due date (including any applicable extensions) on or prior to the Closing Date and timely pay all Taxes shown as due on such Tax Returns. All such Tax Returns will be prepared by Company in accordance with past custom and practice, except as otherwise required by applicable Law. The Company will provide all income and other material Tax Returns to Purchaser for review and approval (which approval will not be unreasonably withheld, delayed, or conditioned) at least fifteen (15) days prior to the due date for such Tax Returns (including any applicable extensions).

(v) The Company will (A) promptly notify Purchaser if any of the Acquired Companies receives from any taxing authority any (1) notice indicating an intent to commence any audit, claim, action, suit, proceeding, or other investigation with respect to Taxes, (2) notice of deficiency, proposed adjustment, notice of assessment, or notice of Lien with respect to Taxes (whether claimed, proposed, asserted, or assessed), or (3) request for information with respect to Taxes, and (B) promptly provide Purchaser a written description of such matter in reasonable detail (including a copy of any materials received from the Governmental Entity).

(vi) Maintain all real property (including all improvements thereon) in substantially the same condition as of the date of this Agreement, ordinary wear and tear excepted, and not demolish or remove any of the existing improvements, or erect new improvements on the real property, without the prior written consent of Purchaser.

(c) Without limiting the generality of the foregoing, except as contemplated hereby, without the prior consent of Purchaser, Sellers will not, and will cause the Acquired Companies not to:

(i) except as required by Law or any Employee Plan provided to Purchaser, increase the compensation (including bonuses) payable or level of benefits provided, or to become payable or provided, to any employee of the Acquired Companies (other than normal recurring increases in wages to employees in the ordinary course of business);

(ii) except as contemplated by this Agreement, amend or enter into any employment, deferred compensation, bonus, or other incentive compensation, severance, retention, termination, change in control, or similar agreement;

(iii) issue, sell, or dispose of any Equity Securities in the Acquired Companies;

(iv) amend its Governing Documents or any voting or stockholders’ agreement related to any Acquired Company;

(v) dispose of any interest in any Acquired Company’s material property or assets, except for sales, licenses, or dispositions of assets in the ordinary course of business consistent with past practice;

(vi) sell, assign, lease, license, transfer, abandon, permit to lapse (other than patents expiring at the end of their statutory terms) or otherwise dispose of any Company Intellectual Property, fail to protect or enforce Company Intellectual Property, or disclose any Confidential Information (other than pursuant to appropriate confidentiality agreements);

(vii) incur any Indebtedness (other than for the purchase of inventory in the ordinary course of business consistent with past practice) or change its cash management practices (including with respect to accounts receivable and inventory) or cancel any debts owed to or claims held by any of the Acquired Companies;

(viii) mortgage, encumber, or permit any Acquired Company’s assets to become subject to any Liens, other than the Permitted Liens;

(ix) terminate, modify, or amend any Material Contract or Lease, or enter into any new contracts, agreements, leases, or subleases, except contracts or agreements made in the ordinary course of business consistent with past practice;

(x) make any loan or engage in any transactions with, or enter into any contracts or agreements with, any Affiliates of any Acquired Company, except to the extent required by any existing Material Contracts;

(xi) declare or pay any dividends or distributions or repurchase any Equity Securities of any Acquired Company;

(xii) settle any proceeding (including any civil, criminal, administrative, investigative or appellate proceeding and any informal proceeding including), audit, or similar examination against, relating to or affecting any Acquired Company;

(xiii) engage in any promotional sales or discount or other activity with customers that has, or would reasonably be expected to have, the effect of accelerating to pre-Closing periods sales that would otherwise be expected to occur in post-Closing periods;

(xiv) make or change any election, change an annual accounting period, file any amended Tax Return, enter into any closing agreement, settle any Tax claim or assessment relating to any Acquired Company, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim, or take any other similar action relating to the filing of any Tax Return or the payment of any Tax, if such election, adoption, change, amendment, agreement, settlement, surrender, consent, or other action would have the effect of increasing the Tax Liability of any Acquired Company for any period ending after the Closing Date or decreasing any Tax attribute of any Acquired Company existing on the Closing Date; and

(xv) agree to take any of the actions described in sub-clauses (i)–(xiv).

6.3 Efforts; Further Assurances. Subject to the terms and conditions herein provided, each of the parties hereto shall use commercially reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things reasonably necessary, proper, or advisable under applicable Laws and regulations to consummate and make effective the transactions contemplated by this Agreement (including all things reasonably necessary, proper, or advisable under applicable Laws and regulations to cause the satisfaction, but not waiver, of the conditions set forth in ARTICLE 2). The Company, the Sellers, and Purchaser will use commercially reasonable efforts to obtain consents of all Governmental Entities necessary to consummate the transactions contemplated by this Agreement.

6.4 Exclusive Dealing. From and after the date hereof, until the earlier of the Closing or the termination of this Agreement in accordance with its terms, each Seller and the Company shall not, and each Seller and the Company shall cause its members, managers, officers, directors, employees, and Affiliates not to, directly or indirectly, discuss, respond to, initiate, solicit, or encourage (including by way of furnishing information or entering into a confidentiality agreement, letter of intent, purchase agreement, merger agreement, or other similar agreement with any Person other than Purchaser with respect to a possible sale or other disposition (whether by merger, reorganization, recapitalization, liquidation, or otherwise) of all or any part of the equity or assets of any Acquired Company with any other Person (an “Acquisition Proposal”) or provide any information to any third party, other than information which is traditionally provided, in the ordinary course of such Acquired Company’s business operations, to third parties where such Acquired Company and its managers, members, officers, directors, and Affiliates have no reason to believe that such information may be utilized to evaluate any such possible sale or other disposition of the equity or assets of any Acquired Company. Each Seller and the Company shall, and each Seller and the Company shall cause its members, managers, officers, directors, employees, and Affiliates to, immediately cease and cause to be terminated any and all contacts, discussions, activities, and negotiations with third parties any Acquisition Proposal (other than pursuant to this Agreement). The Company shall promptly request that any information provided to any third party (other than Purchaser and its representatives) in connection with the consideration of any Acquisition Proposal be immediately returned to the Company. The Company will promptly notify Purchaser, orally and in writing, of the existence and terms of any communications with the Acquired Companies after the date hereof by any third party relating to an Acquisition Proposal.

6.5 Notification. From the date hereof until the Closing, the Acquired Companies or the Sellers’ Representative, as applicable, shall disclose to Purchaser, in writing and in reasonable detail (in the form of updated schedules), any material variances from the representations and warranties contained in ARTICLE 3 and ARTICLE 4 and of any other fact or event that would cause or constitute a breach of the covenants in this Agreement made by the Acquired Companies or any Seller, in each case promptly upon discovery thereof, but in no event later than five (5) days prior to Closing.

ARTICLE 7

Indemnification

7.1 Survival of Representations and Warranties. The representations and warranties of Purchaser, the Company, and Sellers in this Agreement, or in any certificate delivered hereunder, shall survive the Closing and terminate on the date that is twenty-four (24) months after the Closing Date, except that the Seller Fundamental Representations shall survive for the applicable statute of limitations (to the maximum extent that the statute of limitations may be extended under Texas Law). All covenants set forth herein shall survive the Closing indefinitely. Notwithstanding the foregoing, any representation or warranty in respect of which indemnity may be sought under this ARTICLE 7, and the indemnity with respect thereto, shall survive the time at which it would otherwise terminate pursuant to this Section 7.1 if written notice of the breach thereof giving rise to such right of indemnity shall have been given to the party against whom such indemnity may be sought prior to such time, in which case such representation or warranty shall survive until such claim for indemnity is resolved.

7.2 General Indemnification.

(a) Indemnification Obligations of Sellers. From and after the Closing, subject to Section 7.2(c) and the other limitations set forth herein, Sellers shall indemnify Purchaser and its Affiliates, shareholders, partners, officers, directors, employees, agents, representatives, successors and permitted assigns (collectively, the “Purchaser Indemnified Parties”) and save and hold each of them harmless against and pay on behalf of or reimburse such Purchaser Indemnified Parties as and when incurred for any loss, Liability, action, cause of action, cost, damage, or expense, whether or not arising out of third-party claims (including interest, penalties, reasonable attorneys’, consultants’, and experts’ fees and expenses and all amounts paid in investigation, defense, or settlement of any of the foregoing) (collectively, “Losses”) that any such Purchaser Indemnified Party may suffer as a result of:

(i) any breach of any representation or warranty of the Company or any Seller under this Agreement;

(ii) any breach of any covenant or agreement of the Company (to the extent such covenant or agreement is to be performed prior to the Closing) or any Seller under this Agreement;

(iii) all or any portion of the Seller Expenses outstanding as of immediately prior to the Closing, to the extent not paid at the Closing;

(iv) all or any portion of the Indebtedness outstanding as of immediately prior to the Closing, to the extent not paid at the Closing; and

(v) any matters set forth on Schedule 7.2(a).

(b) Indemnification Obligations of Purchaser. From and after the Closing, subject to Section 7.2(d) and the other limitations set forth herein, Purchaser shall indemnify Sellers and their Affiliates, members, managers, shareholders, officers, directors, employees, agents, representatives, successors and permitted assigns (collectively, the “Seller Indemnified Parties”) and save and hold each of them harmless against and pay on behalf of or reimburse such Seller Indemnified Parties as and when incurred for any Losses that any Seller Indemnified Party may suffer as a result of:

(i) any breach of any representation or warranty of Purchaser under this Agreement; or

(ii) any breach of any covenant or agreement of the Company (to the extent such covenant or agreement is to be performed after the Closing) or Purchaser under this Agreement.

(c) Limitations on Sellers’ Indemnification Obligations. Notwithstanding the foregoing, Sellers shall not be required to indemnify the Purchaser Indemnified Parties in respect of any Loss:

(i) 7.2(a)(i)7.2(a)(i) provided that any Losses in connection with any breach of a Seller Fundamental Representations shall be payable from the first dollar under Section 7.2(a)(i), to the extent Sellers’ aggregate Liability for all Losses would otherwise exceed the Purchase Price (the “Cap”); provided that any Losses in connection with any breach of a Seller Fundamental Representations shall not count toward satisfaction of the Cap.

(d) Limitations on Purchaser’s Indemnification Obligations. Notwithstanding the foregoing, Purchaser shall not be required to indemnify the Seller Indemnified Parties in respect of any Loss:

(i) under Section 7.2(b)(i), unless and until the aggregate of all Losses otherwise indemnifiable under Section 7.2(b)(i) exceeds $34,000 (in which case Purchaser shall be required to indemnify the Seller Indemnified Parties for only such Losses in excess of such amount, subject to the other limitations herein) provided that any Losses in connection with any inaccuracy in or breach of the Purchaser Fundamental Representations shall be payable from the first dollar; and

(ii) under Section 7.2(b)(i), to the extent Purchaser’s aggregate Liability for all Losses would otherwise exceed the Cap; provided that any Losses in connection with any inaccuracy in or breach of the Purchaser Fundamental Representations shall not count toward satisfaction of the Cap.

(e) Sellers’ Limitation. (i) With respect to a particular Loss which is otherwise indemnifiable by Sellers hereunder (and not by a single Seller as described in clause (ii) below), each Seller shall only be required to indemnify the Purchaser Indemnified Parties up to the amount of such indemnifiable Loss multiplied by such Seller’s Pro Rata Share; and (ii) in the case of a breach by a Seller of a representation or warranty with respect to such Seller set forth in ARTICLE 4, or any covenant or other agreement of such Seller set forth herein, such Seller shall be entirely responsible for Losses related to such Seller’s breaches and no other Seller shall be required to indemnify any Purchaser Indemnified Parties with respect to such breaches or Losses related thereto, and to the extent any portion of the Retained Securities is used to satisfy indemnification for which a particular Seller is entirely responsible for pursuant to this Section 7.2(e), such Seller shall promptly pay the other Seller the portion of the aggregate amount of the Retained Securities so used, which the other Seller would have otherwise received when such aggregate amount was released; provided that, this Section 7.2(e) shall not limit or delay any Purchaser Indemnified Party’s right to satisfy any indemnification owed to such Purchaser Indemnified Party out of the Retained Securities.

(f) Manner of Payment. Any indemnification of the Purchaser Indemnified Parties or the Seller Indemnified Parties pursuant to Section 7.2 shall be effected by wire transfer of immediately available funds from Sellers or Purchaser, as the case may be, to an account designated in writing by the applicable Purchaser Indemnified Party or Seller Indemnified Party, as the case may be, within fifteen (15) days after the determination thereof; provided, however, that any indemnification owed by the Sellers, or any Seller, individually, to the Purchaser Indemnified Parties may be satisfied out of the Retained Securities; provided, further, that the Purchaser Indemnified Parties shall also be entitled to (but shall not be required to) set off any amounts due or payable to any of the Purchaser Indemnified Parties by a Seller pursuant to this ARTICLE 7 by (i) canceling and retiring Acquired Securities held by such Seller (valued at the fair market value of such securities at the time of such setoff, as determined reasonably and in good faith by Purchaser), or (ii) setting off against any other amounts otherwise due and payable by any of the Purchaser Indemnified Parties or any of their Affiliates to Seller.

(g) Third Party Claims. Any Person making a claim for indemnification under Section 7.2 (an “Indemnitee”) shall notify the indemnifying party (an “Indemnitor”) of the claim in writing promptly after receiving written notice of any action, lawsuit, proceeding, investigation, or other claim against it (if by a third party), describing the claim, the amount thereof (if known and quantifiable), and the basis thereof; provided that the failure to so notify an Indemnitor shall not adversely affect the Indemnitee’s right to indemnification hereunder except to the extent that (and only to the extent that) the defense of that claim is materially prejudiced by such failure. Any Indemnitor shall be entitled to participate in the defense of such action, lawsuit, proceeding, investigation, or other claim giving rise to an Indemnitee’s claim for indemnification at such Indemnitor’s expense, and at its option (subject to the limitations set forth below) shall be entitled to assume the defense thereof by appointing a reputable counsel reasonably acceptable to the Indemnitee to be the lead counsel in connection with such defense; provided that, prior to the Indemnitor assuming control of such defense it shall, within twenty (20) days of its receipt of an indemnification claim, first verify to the Indemnitee in writing that such Indemnitor shall be responsible (with no reservation of any rights) for all Liabilities relating to such claim for indemnification; and provided, further, that:

(i) the Indemnitee shall be entitled to participate in the defense of such claim and to employ counsel of its choice for such purpose; provided that the fees and expenses of such separate counsel shall be borne by the Indemnitee (other than any fees and expenses of such separate counsel that are incurred prior to the date the Indemnitor effectively assumes control of such defense which, notwithstanding the foregoing, shall be borne by the Indemnitor, and except that the Indemnitor shall pay the reasonable fees and expenses of such separate counsel if the Indemnitee has been advised by counsel that a reasonable likelihood exists of a conflict of interest between the Indemnitor and the Indemnitee);

(ii) the Indemnitor shall not be entitled to assume control of such defense (unless otherwise agreed to in writing by the Indemnitee) and shall pay as and when incurred the fees and expenses of counsel retained by the Indemnitee if (A) the claim for indemnification relates to or arises in connection with any criminal or quasi-criminal proceeding, action, indictment, allegation, or investigation, (B) the Indemnitee reasonably believes an adverse determination with respect to the action, lawsuit, investigation, proceeding, or other claim giving rise to such claim for indemnification would be detrimental to the Indemnitee’s future business prospects, (C) the claim seeks an injunction or equitable relief against the Indemnitee, (D) the Indemnitee has been advised by counsel that a reasonable likelihood exists of a conflict of interest between the Indemnitor and the Indemnitee, (E) upon petition by the Indemnitee, the appropriate court rules that the Indemnitor failed or is failing to vigorously prosecute or defend such claim, (F) the claim is with respect to Taxes, or (G) the Indemnitee reasonably believes that the Indemnitor lacks the financial resources to satisfy any Losses relating to the claim;

(iii) if the Indemnitor shall control the defense of any such claim, the Indemnitor shall obtain the prior written consent of the Indemnitee before entering into any settlement of a claim or ceasing to defend such claim if, pursuant to or as a result of such settlement or cessation, injunctive or other equitable relief will be imposed against the Indemnitee or if such settlement does not expressly and unconditionally release the Indemnitee from all Liabilities with respect to such claim, without prejudice; and

(iv) if the Indemnitor is not entitled to, or does not, assume control of such defense pursuant to the preceding provisions of Section 7.2(g), the Indemnitee shall control such defense without waiving any right that the Indemnitee may have against the Indemnitor for indemnification pursuant to Section 7.2.

(h) Direct Claims. Notwithstanding anything herein to the contrary, any claim by an Indemnitee for indemnification not involving a third-party claim may be asserted by giving the Indemnitor written notice thereof. If the Indemnitor does not notify the Indemnitee within thirty (30) days following its receipt of such notice that the Indemnitor disputes its Liability to the Indemnitee, such claim specified by the Indemnitee in such notice shall be conclusively deemed an obligation of the Indemnitor that is immediately due and payable hereunder.

(i) Recoveries. The amount of any Loss suffered by an Indemnitee under this Agreement will be reduced by the amount, if any, of the cash recovery (net of reasonable expenses incurred in obtaining such recovery or benefit and the amount of any retrospective or other current increase in the premiums that is directly attributable to the payment of such cash recovery or the existence of such Losses) that the Indemnitee has actually received with respect thereto under any insurance policies.

(j) Purchase Price Adjustment Treatment. All indemnification payments made pursuant to this ARTICLE 7 shall be treated as adjustments to the Purchase Price.

(k) Materiality. Notwithstanding anything contained herein to the contrary, for purposes of determining whether there has been a breach and the amount of Losses that are the subject matter of a claim for indemnification or reimbursement hereunder, each representation and warranty in this Agreement and schedules and exhibits hereto shall be read without regard and without giving effect to the term “material” or “Material Adverse Effect” or similar phrases contained in such representation or warranty which has the effect of making such representation and warranty less restrictive (as if such word were deleted from such representation and warranty).

ARTICLE 8

Post-Closing Covenants

8.1 General. In case at any time after the Closing any further action is necessary to carry out the purposes of this Agreement, each of the parties will take such further action (including the execution and delivery of such further instruments and documents) as any other party reasonably may request, all at the sole cost and expense of the requesting party (unless the requesting party is entitled to indemnification therefor under ARTICLE 7). Sellers acknowledge and agree that from and after the Closing, Purchaser will be entitled to possession of all documents, books, records (including Tax records), agreements, and financial data of any sort relating to the Acquired Companies.

8.2 Indemnification of Managers, Directors, and Officers. Each Seller hereby agrees that he, she, or it will not make and hereby irrevocably waives any right to make any claim for indemnification against the Acquired Companies with respect to any action, suit, proceeding, complaint, claim, or demand brought by Purchaser against any such Seller under this Agreement by reason of the fact that he, she, or it was a manager, member, director, officer, employee, or agent of any of the Acquired Companies or was serving at the request of any of the Acquired Companies as a partner, trustee, manager, director, officer, employee, or agent of another entity (whether such claim is for judgments, damages, penalties, fines, costs, amounts paid in settlement, Losses, expenses, including any advancement thereof, or otherwise and whether such claim is pursuant to any statute, charter document, bylaw, agreement, or otherwise).

8.3 Books and Records. For a period of two (2) years from the Closing, or such earlier time as is permitted by Law, Purchaser shall, and shall cause the Acquired Companies to, provide to Sellers for any reasonable business purpose relating to Sellers’ ownership of the Acquired Securities or their status as a current or former officer, manager, member, director, or shareholder of the Acquired Companies, reasonable access to the books and records of the Acquired Companies related to periods prior to the Closing Date upon reasonable advance written notice during regular business hours for the purpose of obtaining information for use as aforesaid, and will permit Sellers to make such extracts and copies thereof as may be necessary (which such copies shall be subject to a confidentially agreement). Sellers shall reimburse Purchaser for the reasonable out of pocket expenses incurred by Purchaser in performing the covenants contained in this Section 8.3. Notwithstanding anything contained herein to the contrary, in no event shall either Purchaser or the Acquired Companies be required to provide access to any such books and records if, upon advice of counsel, such access would affect the attorney-client or similar privilege with respect to any matter.

8.4 Confidentiality. Each Seller shall treat and hold as confidential all of the Confidential Information and refrain from disclosing or using any of the Confidential Information except in connection with this Agreement. In the event that any Seller (or any officer or director thereof) is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, such Seller shall notify Purchaser promptly of the request or requirement so that Purchaser may seek an appropriate protective order or waive compliance with the provisions of this Section 8.4. If, in the absence of a protective order or the receipt of a waiver hereunder, any Seller (or any officer or director thereof) is, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal or else stand liable for contempt, such Seller (or any officer or director thereof) may disclose the Confidential Information to the tribunal; provided, however, that such Seller (or any officer or director thereof) shall use his, her, or its commercially reasonable efforts to obtain, at the reasonable request of Purchaser, and at Purchaser’s expense, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as Purchaser shall designate. Upon consummation of the transactions contemplated by this Agreement, each Seller shall, and shall cause its Affiliates, advisors, agents, and representatives to deliver promptly to Purchaser, at the request and option of Purchaser, all tangible embodiments (and all copies) of such Confidential Information which are in such Seller’s possession or under such Seller’s control.

8.5 Non-Competition, Non-Solicitation, etc.

(a) Non-Competition. Except as set forth in Schedule 8.5(a) and specifically limited by descriptions therein, each Seller agrees and acknowledges that he, she, or it is familiar with the trade secrets and other information of a confidential or proprietary nature of the Acquired Companies, their respective businesses, and their respective business relations Each Seller also agrees and acknowledges that Purchaser and its Affiliates would be irreparably damaged if such Seller were to provide services or to otherwise participate in the operations or business of any other Person competing with the businesses of the Acquired Companies in a similar business and that any such competition would result in a significant loss of goodwill by Purchaser in respect of such businesses. Each Seller further agrees and acknowledges that (i) the covenants and agreements set forth in this Section 8.5 were a material inducement to Purchaser to enter into this Agreement and to perform its obligations hereunder, and that Purchaser and its Affiliates would not obtain the benefit of the bargain set forth in this Agreement as specifically negotiated by the parties hereto if such Seller breached any of the provisions of this Section 8.5; and (ii) in order to assure Purchaser that the Acquired Companies’ businesses and the Acquired Securities will retain their value, it is necessary that each Seller undertake not to utilize his, her, or its special knowledge of the business of the Acquired Companies and such Seller’s relationship with clients or customers to compete with Purchaser for the Restricted Period (as referred to in Section 8.5(b)). Therefore, in further consideration of the amounts to be paid hereunder in exchange for each Seller’s sale of all of the Acquired Securities held by such Seller, and the goodwill of the businesses of the Acquired Companies sold in connection therewith, each Seller agrees that from and after the Closing Date and continuing for two (2) years from the Closing Date (the “Restricted Period”), he, she, or it shall not, and shall cause each of his, her or its Affiliates not to, directly or indirectly, either for himself, herself, or itself or through any other Person, as an employee, agent, consultant, director, equity holder, manager, co-partner or in any other individual or representative capacity, own, operate, manage, control, engage in, invest in, be employed by, or participate in any manner in, act as a consultant or advisor to, render services for (alone or in association with any Person), permit such party’s name to be used by any enterprise that engages in or participates in, or otherwise assist any Person that engages in or owns, invests in, operates, manages, or controls any venture or enterprise that directly or indirectly engages or proposes to engage anywhere within the United States of America in the business of the sale or distribution of medical devices, medical equipment, or related products or services (collectively, the “Restricted Business”). Nothing contained herein shall be construed to prevent a Seller (A) from investing in the stock of any competing Person listed on a national securities exchange or traded in the over-the-counter market so long as such party is not involved in the business of such Person and such party does not own more than five percent (5%) of the equity of such Person or (B) from having an Investment in any Person set forth on Schedule 8.5(a).

(b) Non-Solicitation of Business Relations. Without limiting the generality of the provisions of Section 8.5(a), and except as set forth on Schedule 8.5(b) and specifically limited by descriptions therein, each Seller hereby agrees that during the Restricted Period such Seller will not, and shall cause each of its Affiliates not to, directly or indirectly, through another Person, as employee, agent, consultant, director, equity holder, manager, co-partner or in any other capacity without the prior written consent of Purchaser, (i) solicit business from any Person which is or was a client, customer, supplier, licensee, licensor, or other business relation of the Acquired Companies during the one (1) year period preceding the Closing Date, or from any successor in interest to any such Person, in any case for the purpose of securing business or contracts related to the Restricted Business; or (ii) encourage, initiate, or participate in discussions or negotiations with, provide any information to any Person which is or becomes an acquisition target, client, customer, supplier, licensee, licensor, or other business relation related to the Restricted Business (including any Person engaged in discussions with the Acquired Companies related to such Person becoming a client, customer, supplier, licensee, licensor or other business relation of the Restricted Business) with respect to the termination or other alteration of such Person’s relationship (or potential relationship) with Purchaser, Acquired Companies, or the Restricted Business.

(c) Non-Solicitation and No-Hire of Employees. During the Restricted Period, each Seller shall not, and shall cause each of his, her, or its Affiliates not to, directly or indirectly, as employee, agent, consultant, director, equity holder, manager, co-partner or in any other capacity, without the prior written consent of Purchaser, employ, engage, recruit, or solicit for employment or engagement (other than by a general solicitation advertisement, posting, or similar job solicitation process not targeting the employees of the Acquired Companies), any Person who is (or was during the one (1) year period preceding the Closing Date) employed or engaged by the Acquired Companies with respect to the Acquired Companies’ businesses or a client or customer of such businesses, or otherwise seek to interfere with, influence, or alter any such Person’s relationship with any of the foregoing.

(d) Enforceability; Severability. Each Seller recognizes that the territorial, time, and scope limitations set forth in Section 8.5 are reasonable and are properly required to protect Purchaser’s substantial Investment hereunder and for the protection of Purchaser’s legitimate interest in client relationships, goodwill, and trade secrets of the Acquired Companies’ businesses, and that such limitations would not impose any undue burden upon such Seller. In the event that any such territorial, time or scope limitation is deemed to be invalid, prohibited, or unenforceable by a court of competent jurisdiction, Purchaser and each Seller agree, and each of the Sellers submit, to the reduction of any or all of said territorial, time, or scope limitations to such an area, period, or scope as said court shall deem reasonable or enforceable under the circumstances. If such partial enforcement is not possible in such jurisdiction, the provision shall be deemed severed as to such jurisdiction, and the remaining provisions of this Agreement shall remain in full force and effect.

(e) Remedies. Each Seller acknowledges and agrees that the covenants set forth in Section 8.5 hereof are reasonable and necessary for the protection of Purchaser’s and the Acquired Companies’ business interests, that irreparable injury will result to Purchaser or the Acquired Companies’ if any Seller breaches any of the terms of Section 8.5, and that in the event of any Seller’s actual or threatened breach of any of the provisions contained in Section 8.5, Purchaser will have no adequate remedy at law. Each Seller accordingly agrees that in the event of any actual or threatened breach by such Seller of any of the provisions contained in Section 8.5, Purchaser shall be entitled to the following rights and remedies, each of which rights and remedies shall be independent of the others and severally enforceable: (i) such injunctive and other equitable relief as may be deemed necessary or appropriate by a court of competent jurisdiction and (ii) the right and remedy to require such Seller to account for and pay over to Purchaser any profits, monies, accruals, increments, or other benefits derived or received by such Seller as the result of any transactions or conduct constituting a breach of any of the provisions contained in Section 8.5. Nothing contained herein shall be construed as prohibiting Purchaser from pursuing any other remedies available to Purchaser for such breach or threatened breach, including the recovery of any damages that it is able to prove.

ARTICLE 9

Miscellaneous

9.1 Tax Matters. Notwithstanding anything in this Agreement to the contrary, the following provisions shall govern the allocation of responsibility as between Sellers and Purchaser for Tax matters following the Closing Date.

(a) Pre-Closing Taxes. Sellers shall remain liable and shall indemnify and hold Purchaser harmless from and against any Loss attributable to (i) all Taxes (or the non-payment thereof) of the Acquired Companies for all periods ending on or prior to the Closing Date and the portion through the end of the Closing Date for any period that includes (but does not end on) the Closing Date (any such periods or portion of such periods, a “Pre-Closing Tax Period” ); (ii) any and all Taxes of any member of an affiliated, consolidated, combined, or unitary group of which any Acquired Company is or was a member on or prior to the Closing Date; and (iii) any and all Taxes of any Person imposed on any Acquired Company as a transferee or successor, by contract or pursuant to any Law, rule, or regulation, in each case, except to the extent such Taxes were included in Indebtedness at Closing and deducted from the Purchase Price pursuant to Section 1.2(a).

(b) Straddle Period Allocation. In the case of any taxable period that includes (but does not end on) the Closing Date (a “Straddle Period”), the amount of any income Taxes, gross receipts Taxes, sales or use Taxes, or withholding or employment Taxes for the Pre-Closing Tax Period shall be determined based on an interim closing of the books as of the close of business on the Closing Date (and for such purpose, the taxable period of any partnership or other pass-through entity in which any Acquired Company holds a beneficial interest shall be deemed to terminate at such time) and the amount of other Taxes of the Acquired Companies for a Straddle Period that relates to the Pre-Closing Tax Period shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period.

(c) Tax Returns. Purchaser shall file all Tax Returns of the Acquired Companies that will be filed after the Closing in accordance with past custom and practice, except as otherwise required by applicable Law.

(d) Cooperation. Purchaser, the Acquired Companies, and Sellers shall cooperate fully, and as to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this ARTICLE 9 and any audit, litigation or other proceeding, with respect to Taxes. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information that are reasonably relevant to any such return, audit, litigation or other proceeding, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Acquired Companies and Sellers agree (i) to retain all books and records with respect to Tax matters pertinent to the Acquired Companies relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (ii) to give the other party reasonable written notice prior to transferring, destroying, or discarding any such books and records and, if the other party so requests, the Acquired Companies or Sellers, as the case may be, shall allow the other party to take possession of such books and records at such other party’s own expense.

(e) Tax-sharing Agreements. Any and all existing Tax sharing or similar agreements between the Company or any of its Subsidiaries, on the one hand, and any Affiliate of the Company other than one of its Subsidiaries, on the other hand, shall be terminated and all payables and receivables arising thereunder shall be settled, in each case prior to the Closing Date. After the Closing Date, no Acquired Company shall have any further rights or liabilities thereunder or under any payables or receivables arising thereunder.

9.2 Sellers’ Representative; Release.

(a) Each Seller hereby irrevocably appoints Mr. Amir David Tahernia (the “Sellers’ Representative”) as such Seller’s Representative, attorney-in-fact, and agent, with full power of substitution to act in the name, place, and stead of such Seller, to act on behalf of such Seller after the Closing in any amendment of or litigation or arbitration involving this, and to do or refrain from doing all such further acts and things, and to execute all such documents, as the Sellers’ Representative shall deem necessary or appropriate after the Closing, including, without limitation, the power to:

(i) give and receive all notices and communications to be given or received under this Agreement and to receive service of process in connection with any claims under this Agreement, including service of process in connection with arbitration; and

(ii) take all actions which under this Agreement may be taken by the Sellers and to do or refrain from doing any further act or deed on behalf of the Sellers which the Sellers’ Representative deems necessary or appropriate in his sole discretion relating to the subject matter of this Agreement as fully and completely as such Sellers could do if personally present.

(b) The Sellers’ Representative will not be liable for any act taken or omitted by him as permitted under this Agreement, except if taken or omitted in bad faith or by willful misconduct. The Sellers’ Representative will also be fully protected in relying upon any written notice, demand, certificate or document that he in good faith believes to be genuine (including facsimiles thereof).

(c) Sellers agree, severally (based on their respective Pro Rata Shares) but not jointly, to indemnify the Sellers’ Representative for, and to hold the Sellers’ Representative harmless against, any loss, Liability or expense incurred without willful misconduct or bad faith on the part of the Sellers’ Representative, arising out of or in connection with the Sellers’ Representative’s carrying out his duties under this Agreement or any related agreement, including costs and expenses of successfully defending the Sellers’ Representative against any claim of Liability with respect thereto. The Sellers’ Representative may consult with counsel of its own choice and will have full and complete authorization and protection for any action taken or suffered by it in good faith and in accordance with the opinion of such counsel.

(d) Notwithstanding anything in this Agreement to the contrary, nothing in Section 9.2 shall release or hold harmless any Seller or the Sellers’ Representative from their obligations to Purchaser under this Agreement, or otherwise operate to the detriment of Purchaser or Purchaser’s rights under this Agreement.

(e) Purchaser and the Purchaser Indemnified Parties shall be entitled to rely upon any action taken and any agreements or amendments entered into by the Sellers’ Representative in his capacity as such, and shall have no Liability or obligation to any Seller in respect thereof.

(f) Effective as of the Closing, each Seller hereby unconditionally and irrevocably acquits, remises, discharges, and forever releases the Acquired Companies, each other Seller, and their respective Affiliates, partners, managers, employees, officers, directors and agents (collectively, the “Releasees”) from any and all liabilities and obligations of every kind whatsoever, whether accrued or fixed, absolute or contingent, matured or unmatured, or determined or determinable, including those arising under any Law, contract, agreement, arrangement, commitment, or undertaking, whether written or oral to the extent arising on or prior to the date hereof and relating to this Agreement or the transactions contemplated hereby.

9.3 Fees; Expenses; Transfer Taxes. Purchaser will be responsible for all costs and expenses incurred by Purchaser in connection with the negotiation, preparation, and entry into this Agreement and the consummation of the transactions contemplated hereby. Sellers will be responsible for all costs and expenses incurred by the Acquired Companies or the Sellers’ Representative in connection with the negotiation, preparation, and entry into this Agreement and the consummation of the transactions contemplated hereby (to the extent that any such amount is not included in the Seller Expenses); provided, however, that none of such costs and expenses shall be included in the calculation of the Estimated Net Working Capital. Each Seller (other than the Sellers’ Representative) will be solely responsible for all costs and expenses incurred by such Seller in connection with the negotiation, preparation, and entry into this Agreement and the consummation of the transactions contemplated hereby. All liabilities for sales, use, value-added, registration, documentary, stamp and Transfer Taxes, recording charges, and similar Taxes, fees, or charges imposed as a result of the consummation of the transactions contemplated by this Agreement (collectively, the “Transfer Taxes”), together with any interest, penalties, or additions to such Transfer Taxes, shall be paid by the Sellers. For the avoidance of doubt, Transfer Taxes shall not include any income or capital gains Taxes. Purchaser and Sellers shall cooperate in filing all necessary Tax Returns under applicable Law with respect to Transfer Taxes.

9.4 Restrictive Legends. The Issued Securities will bear the following two (2) restrictive legends:

THE OFFER AND SALE OF THE SECURITIES EVIDENCED BY THIS CERTIFICATE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (“THE SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION. THESE SECURITIES MAY NOT BE OFFERED, SOLD, PLEDGED, OR OTHERWISE TRANSFERRED EXCEPT (A) PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT, OR (B) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT, IN EACH CASE, IN ACCORDANCE WITH ALL APPLICABLE STATE SECURITIES LAWS AND THE SECURITIES LAWS OF OTHER JURISDICTIONS, AND IN THE CASE OF A TRANSACTION EXEMPT FROM REGISTRATION, UNLESS FUSE MEDICAL, INC. HAS RECEIVED AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO IT THAT SUCH TRANSACTION DOES NOT REQUIRE REGISTRATION UNDER THE SECURITIES ACT AND SUCH OTHER APPLICABLE LAWS.

THE SECURITIES EVIDENCED BY THIS CERTIFICATE ARE OWNED BY A PERSON OR PERSONS WHO MAY BE CONSIDERED AN AFFILIATE FOR PURPOSES OF RULE 144 (“RULE 144”), PROMULGATED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (“THE SECURITIES ACT”). NO TRANSFER OF THESE SECURITIES OR ANY INTEREST THEREIN MAY BE MADE EXCEPT PURSUANT TO RULE 144 OR AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT, UNLESS FUSE MEDICAL, INC. HAS RECEIVED AN OPINION OF COUNSEL SATISFACTORY TO IT THAT SUCH TRANSFER DOES NOT REQUIRE REGISTRATION UNDER THE SECURITIES ACT AND SUCH OTHER APPLICABLE LAWS.

9.5 Remedies. Except as expressly provided in this Agreement, any Person having any rights under any provision of this Agreement shall be entitled to enforce such rights specifically (without posting a bond or other security), to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights granted by Laws. All such rights and remedies shall be cumulative and non-exclusive, and may be exercised singularly or concurrently. Sellers hereby agree that if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached by the Acquired Companies or Sellers: (a) irreparable damage would occur to Purchaser, (b) no adequate remedy at law would exist and damages would be difficult to determine, and (c) that Purchaser shall be entitled to specific performance of the terms hereof; provided that if Purchaser seeks and obtains specific performance with respect to any nonperformance by the Acquired Companies or any Seller, Purchaser shall not seek monetary damages for such nonperformance.

9.6 Public Announcements. Except as may be required to comply with the requirements of any applicable Law, no party will issue any press release or other public announcement relating to the subject matter of this Agreement or the transactions contemplated hereby without the prior written approval (which approval may not be unreasonably withheld or delayed) of the other party prior to the Closing and without the approval of Purchaser following the Closing. Notwithstanding the foregoing, Purchaser shall be allowed to disclose the terms of this Agreement and the transactions contemplated hereby (a) to authorized representatives and employees of Purchaser or its Affiliates, (b) to its Affiliates and their investors in connection with summary information about Purchaser’s or any of Purchaser’s Affiliates’ financial condition, (c) to any of Purchaser’s Affiliates, auditors, attorneys, financing sources, potential investors, or other agents, (d) following the Closing to any bona fide prospective purchaser of the equity or assets of Purchaser or its Affiliates, and (e) as required to be disclosed by order of a court of competent jurisdiction, administrative body or Governmental Entity, or by subpoena, summons or legal process, or by Law, rule or regulation; provided that, in each case, the recipient is informed of the confidential nature of such information.

9.7 Consent to Amendments; Waivers. This Agreement may be amended, or any provision of this Agreement may be waived upon the approval, in a writing, executed by Purchaser and the Sellers’ Representative. No course of dealing between or among the parties hereto shall be deemed effective to modify, amend, or discharge any part of this Agreement or any rights or obligations of any such party under or by reason of this Agreement. A waiver by any party of any term or condition of this Agreement in any one instance shall not be deemed or construed to be a waiver of such term or condition for any other instance in the future (whether similar or dissimilar) or of any subsequent breach hereof.

9.8 Successors and Assigns. This Agreement and all covenants and agreements contained herein and rights, interests, or obligations hereunder, by or on behalf of any of the parties hereto, shall bind and inure to the benefit of the respective successors and permitted assigns of the parties hereto whether so expressed or not, except that neither this Agreement nor any of the covenants and agreements herein or rights, interests or obligations hereunder may be assigned or delegated by Sellers, without the prior written consent of Purchaser, and neither this Agreement nor any of the covenants and agreements herein or rights, interests, or obligations hereunder may be assigned or delegated by Purchaser without the prior written consent of the Sellers’ Representative; provided that Purchaser may assign its rights under this Agreement to (a) any Affiliate of Purchaser, (b) any purchaser of all or substantially all of the assets of Purchaser, or (c) to a lender of Purchaser as collateral security for borrowing, at any time whether prior to or following the Closing Date, but in each such case, Purchaser will nonetheless remain liable for all of its obligations hereunder.

9.9 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement or the application of any such provision to any Person or circumstance shall be held to be prohibited by, illegal, or unenforceable under applicable Law or rule in any respect by a court of competent jurisdiction, such provision shall be ineffective only to the extent of such prohibition, illegality, or unenforceability, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

9.10 Counterparts; Delivery by Facsimile or PDF. This Agreement may be executed in one or more counterparts (including by means of telecopied signature pages or signature pages delivery by electronic transmission in portable document format (.pdf)), all of which taken together shall constitute one and the same instrument. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments hereto or thereto, to the extent signed and delivered by means of a facsimile machine or electronic transmission in portable document format (.pdf), shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof, delivered in person. At the request of any party hereto or to any such agreement or instrument, each other party hereto or thereto shall re-execute original forms thereof and deliver them to all other parties. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or electronic transmission in portable document format (.pdf) to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or electronic transmission in portable document format (.pdf) as a defense to the formation of a contract and each such party forever waives any such defense, except to the extent such defense related to lack of authenticity.

9.11 Descriptive Headings; Interpretation. The headings and captions used in this Agreement and the table of contents to this Agreement are for reference purposes only and shall not affect, in any way, the meaning or interpretation of this Agreement. Any capitalized terms used in any Schedule or Exhibit attached hereto and not otherwise defined therein shall have the meanings set forth in this Agreement. The use of the word “including” herein shall mean “including without limitation.”

9.12 Entire Agreement. This Agreement and the agreements and documents referred to herein contain the entire agreement and understanding among the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings, whether written or oral, relating to such subject matter in any way.

9.13 No Third-Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their permitted successors and assigns, and nothing herein expressed or implied shall give or be construed to give any other Person any legal or equitable rights hereunder, other than the parties hereto, the Purchaser Indemnified Parties (to the extent not a party hereto), the Seller Indemnified Parties (to the extent not a party hereto), the Releasees (to the extent not a party hereto), and their respective permitted successors and assigns.

9.14 Schedules and Exhibits. All Schedules and Exhibits attached hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein.

9.15 Governing Law. All issues and questions concerning the construction, validity, enforcement, and interpretation of this Agreement and the Schedules and Exhibits hereto shall be governed by, and construed in accordance with, the Laws of the State of Texas without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Texas or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Texas. In furtherance of the foregoing, the internal Law of the State of Texas shall control the interpretation and construction of this Agreement (and all schedules and exhibits hereto), even if under that jurisdiction’s choice of law or conflict of law analysis, the substantive Law of some other jurisdiction would ordinarily apply.

9.16 Consent to Jurisdiction. Each party to this Agreement, by its execution hereof, (a) hereby irrevocably submits, and agrees to cause each of its Subsidiaries to submit, to the exclusive jurisdiction of the state courts of the State of Texas located in Dallas County or the United States District Court for the Northern District of Texas for the purpose of any action, claim, cause of action, or suit (in contract, tort, or otherwise), inquiry proceeding or investigation arising out of or based upon this Agreement or relating to the subject matter hereof; (b) hereby waives, and agrees to cause each of its Subsidiaries to waive, to the extent not prohibited by applicable Law, and agrees not to assert, and agrees not to allow any of its Subsidiaries to assert, by way of any motion, as a defense, or otherwise, in any such action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that any such proceeding brought in one of the above-named courts is improper, or that this Agreement or the subject matter hereof may not be enforced in or by such court; and (c) hereby agrees not to commence or to permit any of its Subsidiaries to commence any action, claim, cause of action, or suit (in contract, tort or otherwise), inquiry, proceeding or investigation arising out of or based upon this Agreement or relating to the subject matter hereof other than before one of the above-named courts nor to make any motion or take any other action seeking or intending to cause the transfer or removal of any such action, claim, cause of action or suit (in contract, tort, or otherwise), inquiry, proceeding, or investigation to any court other than one of the above-named court whether on the grounds of inconvenient forum or otherwise. Each party hereby consents to service of process in any such proceeding in any manner permitted by Texas law, and agrees that service of process by registered or certified mail, return receipt requested, at its address specified pursuant to Section 9.18 is reasonably calculated to give actual notice.

9.17 Waiver of Jury Trial. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW, WHICH CANNOT BE WAIVED, EACH OF THE PARTIES HERETO HEREBY WAIVES, AND AGREES TO CAUSE EACH OF ITS SUBSIDIARIES TO WAIVE, AND COVENANTS THAT NEITHER IT NOR ANY OF ITS SUBSIDIARIES WILL ASSERT (WHETHER AS PLAINTIFF, DEFENDANT, OR OTHERWISE) ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE, ACTION, CLAIM, CAUSE OF ACTION, SUIT (IN CONTRACT, TORT OR

OTHERWISE), INQUIRY, PROCEEDING, OR INVESTIGATION ARISING OUT OF OR BASED UPON THIS AGREEMENT OR THE SUBJECT MATTER HEREOF OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE TRANSACTIONS CONTEMPLATED HEREBY, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING. EACH PARTY ACKNOWLEDGES THAT IT HAS BEEN INFORMED BY THE OTHER PARTY THAT THIS SECTION 9.17 CONSTITUTES A MATERIAL INDUCEMENT UPON WHICH THE PARTIES ARE RELYING AND WILL RELY ON IN ENTERING INTO THIS AGREEMENT AND ANY OTHER AGREEMENTS RELATING HERETO OR CONTEMPLATED HEREBY. ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 9.17 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF EACH SUCH PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.

9.18 Notices. All notices, demands, or other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given when delivered personally to the recipient or when sent by facsimile followed by delivery by reputable overnight courier service, or one (1) Business Day after being sent to the recipient by reputable overnight courier service (charges prepaid). Such notices, demands and other communications shall be sent to Purchaser and Sellers at the addresses indicated below or to such other address or to the attention of such other Person as the recipient party has specified by prior written notice to the sending party. All notices, demands and other communications hereunder may be given by any other means (including telecopy or electronic mail), but shall not be deemed to have been duly given unless and until it is actually received by the intended recipient.

For notices to the Acquired Companies prior to the Closing and to Sellers:

Palm Springs Partners, LLC d/b/a Maxim Surgical

1565 N. Central Expressway, Ste. 200A

Richardson, TX 75080

Attention: Amir David Tahernia

Email: dtahernia@dc.rr.com

with copies to (which shall not constitute notice to the Acquired Companies or Sellers) to:

Libby Sparks Willis Starnes PLLC

5950 Berkshire Lane, Suite 200

Dallas, TX 75225

Attention: Dustin H. Sparks

Email: dsparks@libbysparks.com

For notices to the Acquired Companies after the Closing and to Purchaser:

Fuse Medical, Inc.

1565 N. Central Expressway, Suite 220

Richardson, TX 75080

Attention: William E. McLaughlin, III

Facsimile: (469) 862-3035

Email: BMcLaughlin@fusemedical.com

with a copy (which shall not constitute notice to the Acquired Companies or Purchaser) to:

Perkins Coie LLP

500 N. Akard Street, Suite 3300

Dallas, Texas 75201

Attention: I. Bobby Majumder, Esq.

Facsimile: (214) 965-7799

Email: BMajumder@perkinscoie.com

9.19 Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of the authorship of any of the provisions of this Agreement. Unless the context of this Agreement otherwise clearly requires, (a) references to the plural include the singular, and references to the singular include the plural, (b) references to one gender include the other gender, (c) the words “include,” “includes,” and “including” do not limit the preceding terms or words and shall be deemed to be followed by the words “without limitation,” (d) the terms “this Agreement,” “hereof,” “herein,” “hereunder,” “hereto” and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement, (e) the terms “day” and “days” mean and refer to calendar day(s), and (f) the terms “year” and “years” mean and refer to calendar year(s). The term “made available to Purchaser” or similar phrases shall mean made and remaining available to Purchaser and its representatives in the Acquired Companies’ electronic data room at Perkins Coie Collaborate (https://collaborate.perkinscoie.com) at least three (3) Business Days prior to the date hereof or actually delivered to Purchaser or its representatives.

9.20 Termination.

(a) This Agreement may be terminated at any time before the Closing:

(i) by mutual written consent of the Sellers’ Representative and Purchaser,

(ii) by the Sellers’ Representative, if there shall have occurred a violation or breach of any representation or warranty or failure to perform any covenant or agreement on the part of Purchaser set forth in this Agreement that would prevent the satisfaction of any condition to the obligations of Sellers at the Closing, and such violation or breach has not been waived by the Sellers’ Representative or cured by Purchaser within ten (10) days after the Sellers’ Representative has given Purchaser written notice thereof;

(iii) by Purchaser, if there shall have occurred a violation or breach of any representation or warranty or failure to perform any covenant or agreement on the part of the Company or Sellers set forth in this Agreement that would prevent the satisfaction of any condition to the obligations of Purchaser at the Closing, and such violation or breach has not been waived by Purchaser or cured by the Company or Sellers within ten (10) days after Purchaser has given the Sellers’ Representative written notice thereof;

(iv) by the Sellers’ Representative if the Closing does not occur on or before August 31, 2018, unless the failure of the Closing to occur by such date shall be due to the action or failure to act of the Company or any Seller, which action or failure to act constitutes a breach of this Agreement; or

(v) by Purchaser if the Closing does not occur on or before August 31, 2018, unless the failure of the Closing to occur by such date shall be due to the action or failure to act of Purchaser, which action or failure to act constitutes a breach of this Agreement.

(b) In the event of termination of this Agreement pursuant to Section 9.20(a), this Agreement shall forthwith become void and have no further effect, without any Liability on the part of any party hereto or its Affiliates, officers, members, managers, directors, shareholders, or representatives, other than Liability of the Company, Sellers, or Purchaser, as the case may be, for (i) fraud or (ii) any breaches of this Agreement occurring prior to such termination. The provisions of Section 8.4, ARTICLE 7, and ARTICLE 9 (including the related definitions) shall survive any termination of this Agreement.

*···*···*···*···*

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first written above.

PURCHASER

FUSE MEDICAL, INC., a Delaware corporation

By:	/s/ Mark W. Brooks
Mark W. Brooks
President

COMPANY

PALM SPRINGS PARTNERS, LLC D/B/A MAXIM SURGICAL, a Texas limited liability company

By:	/s/ Amir David Tahernia
Amir David Tahernia
Manager

SELLERS

/s/ Amir David Tahernia
Amir David Tahernia, an individual

REEG MEDICAL INDUSTRIES, INC., a Texas corporation

By:	/s/ Christopher C. Reeg
Christopher C. Reeg
President

SELLERS’ REPRESENTATIVE

/s/ Amir David Tahernia
Amir David Tahernia

(Fuse Medical, Inc. - Palm Springs Partners, LLC d/b/a Maxim Surgical - Securities Purchase Agreement)

APPENDIX A

Definitions

(a) General Definitions. For the purposes hereof, the following terms have the meanings set forth below:

“Acquired Companies” means the Company and all of the Company’s direct or indirect Subsidiaries.

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such particular Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, contract or otherwise.

“Agreement” has the meaning set forth in the preamble to this Agreement.

“Business Day” means any day except Saturday, Sunday, or any other day on which the commercial banks located in Dallas, Texas, are authorized or required by Law to be closed for business.

“Cash and Cash Equivalents” means the sum of the fair market value (expressed in United States dollars) of all unrestricted cash and cash equivalents (including marketable securities, short term Investments, security deposits, but excluding outstanding checks and wires in transit) of the Acquired Companies as of immediately prior to the Closing, as recorded in the books and records of the Acquired Companies in accordance with GAAP on the Closing Date.

“Closing Net Working Capital” means the Net Working Capital of the Acquired Companies as of the Closing Date.

“COBRA” means Part 6 of Subtitle B of Title I of ERISA, Code Section 4980B, and any similar state Law.

“Code” means the Internal Revenue Code of 1986, as amended, and any rules or regulations promulgated thereunder.

“Confidential Information” means all information (whether or not specifically identified as confidential), in any form or medium, that is disclosed to, or developed or learned by, the Acquired Companies or a Seller as an owner of the Equity Securities of the Acquired Companies or as an employee of the Acquired Companies, as the case may be, in the performance of duties for, or on behalf of, the Acquired Companies or that relates to the business, products, services, or research of the Acquired Companies or any of its investors, partners, Affiliates, strategic alliance participants, referral sources, employees, or equity holders or their respective Affiliates, including, without limitation: (a) internal business information (including, without limitation, information relating to strategic plans and practices, business, accounting, financial or marketing plans, practices or programs, training practices and programs, salaries, bonuses, incentive plans, and other compensation and benefits information and accounting and business methods); (b) identities of, individual requirements of, specific contractual arrangements with, and information about, any Acquired Company or its respective Affiliates, their customers, and their confidential information; (c) industry research compiled by, or on behalf of any Acquired Company, including, without limitation, identities of potential target companies, management teams, and transaction sources identified by, or on behalf of, any Acquired Company; (d) compilations of data and analyses, processes, methods, track and performance records, data and databases relating thereto; and (e) information related to Company Intellectual Property and updates of any of the foregoing, provided, however, “Confidential Information” shall not include any information which (x) is or becomes generally available to the public other than as a result of a disclosure by a Seller in breach of Section 8.4 of this Agreement, or (y) becomes available to a Seller on a non-confidential basis from a source other than the Acquired Companies, provided that such source is not bound by a confidentiality agreement with, or other contractual, legal, or fiduciary obligation of confidentiality to, any Acquired Company or any other party with respect to such information.

“Employee Plan” means each “employee benefit plan” as such term is defined in ERISA Section 3(3), and each other benefit or compensation plan, program, agreement, or arrangement that is maintained, sponsored, contributed, or required to be contributed to by any Acquired Company or with respect to which any Acquired Company has any Liability.

“Environmental Laws” shall mean, as enacted and in effect on or prior to the Closing Date, all federal, state, local, and foreign statutes, regulations, and ordinances, and all other provisions having the force or effect of Law, and all common law, concerning pollution, human health and safety, hazardous substances, petroleum, or protection of the environment.

“Equity Securities” means (a) in the case of a corporation, any and all shares (however designated) of capital stock; (b) in the case of an association or business entity, any and all shares, interests, participations, rights, or other equivalents (however designated) of capital stock; (c) in the case of a partnership or limited liability company, any and all partnership or membership interests (whether general or limited); (d) in any case, any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person; and (e) in any case, any right to acquire any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any Person, at any relevant time, considered a single employer with any Acquired Company.

“FDA” means the United State Food and Drug Administration, or any successor organization.

“GAAP” means United States generally accepted accounting principles consistently applied, as in effect from time to time.

“Governing Documents” means the legal document(s) by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs. For example, the “Governing Documents” of a corporation are its certificate of incorporation and bylaws, the “Governing Documents” of a limited partnership are its certificate of formation and its limited partnership agreement, and the “Governing Documents” of a limited liability company are its certificate of formation and its limited liability company agreement.

“Governmental Entity” means individually, and “Governmental Entities” means collectively, any federal, state, District of Columbia, city, county, municipal, foreign, or other government and any governmental authority, political subdivision, department, commission, board, court, bureau, agency, or instrumentality thereof, or any contractor or agent thereof (e.g., Medicare or Medicaid contractors), whether domestic or foreign.

“Healthcare Laws” means any Law: (a) pertaining to healthcare referrals including state anti-kickback, anti-brokering, or self-referral Laws; (b) insurance claims; and (c) imposed in connection with any healthcare program for which reimbursement is provided by a Governmental Entity including, without limitation: (i) 42 U.S.C. §§ 1320a 7, 7a and 7b, which are commonly referred to as the “Federal Fraud Statutes”; (ii) 42 U.S.C. § 1395nn, which is commonly referred to as the “Stark Statute”; (iii) 31 U.S.C. §§ 3729, et. seq., which is commonly referred to as the civil “False Claims Act”; (iv) pertaining to privacy of patient information or data protection, including, without limitation, 42 U.S.C. §§ 1320d through 1320d 8 and 42 C.F.R. §§ 160, 162 and 164, which is commonly referred to as the “Health Insurance Portability and Accountability Act of 1996,” or HIPPA; and (v) pertaining to laws or regulations promulgated by the FDA; each of which as may heretofore have been amended from time to time.

“Indebtedness” means any of the following indebtedness of the Acquired Companies, whether or not contingent: (a) indebtedness for borrowed money (including any principal, premium, accrued and unpaid interest, related expenses, prepayment penalties, commitment and other fees, sale, or liquidity participation amounts, reimbursements, indemnities, and all other amounts payable in connection therewith); (b) Liabilities evidenced by bonds, debentures, notes, or other similar instruments or debt securities, (c) Liabilities under or in connection with letters of credit or bankers’ acceptances or similar items; (d) any obligation to pay the deferred purchase price of property or services other than those trade payables incurred in the ordinary course of business; (e) all Liabilities arising from cash or book overdrafts, (f) all Liabilities under capitalized leases; (g) all Liabilities under conditional sale or other title retention agreements; (h) all Liabilities with respect to vendor advances or any other advances made to any Acquired Company; (i) all Liabilities arising out of interest rate and currency swap arrangements and any other arrangements designed to provide protection against fluctuations in interest or currency rates; (j) any deferred purchase price Liabilities related to past acquisitions; (k) any obligations under severance agreements, stay bonuses, incentive bonuses (relating to the sale of any of the Acquired Companies), termination, and change of control arrangements, and similar obligations that are owed to any Person or that will be triggered, either automatically or with the passage of time, by the consummation of the transactions contemplated by this Agreement (including any amounts payable to offset any excise Taxes imposed under Section 4999 of the Code and any related income and employment Taxes); (l) all Liabilities arising from any breach of any of the foregoing; (m) accrued Taxes; (n) any amounts payable to the Medicare program as a result of receiving payments in excess of those appropriately claimed considering (i) the inpatient day cap and (ii) the applicable limit on the average annual payment per beneficiary; and (o) all indebtedness of others guaranteed or secured by any lien or security interest on the assets of any of the Acquired Companies. For the avoidance of doubt, and notwithstanding anything to the contrary set forth above, the term “Indebtedness” does not mean or include trade payables or working capital liabilities.

“Intellectual Property Rights” means all of the following, in any jurisdiction, throughout the world: (a) patents, patent applications, and patent disclosures; (b) trademarks, service marks, trade dress, trade names, slogans, logos, Internet domain names, and corporate names (and all translations, transliterations, adaptations, derivations, and combinations of the foregoing), together with all of the goodwill associated therewith; (c) copyrights and copyrightable works; (d) registrations, applications, and renewals for any of the foregoing, as applicable; (e) trade secrets, confidential information, technology, know-how, inventions, improvements, specifications, designs, formulae, techniques, technical data, and manuals, and research and development information; (f) computer software (including but not limited to source code, object code, data, databases and documentation); and (g) all other proprietary rights.

“Investment” as applied to any Person means (a) any direct or indirect purchase or other acquisition by such Person of any notes, obligations, instruments, stock, securities, or ownership interest (including partnership interests and joint venture interests) of any other Person and (b) any capital contribution by such Person to any other Person.

The “Knowledge” of the Acquired Companies means the knowledge, after reasonable inquiry, of each of the Sellers.

“Law” or “Laws” means all statutes, laws, codes, ordinances, regulations, rules, orders, judgments, writs, injunctions, acts or decrees of any Governmental Entity.

“Liability” means any liability, debt, deficiency, interest, Tax, penalty, fine, claim, demand, judgment, cause of action, or other loss (including without limitation, loss of benefit, or relief), cost or expense of any kind or nature whatsoever, whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, and whether due or becomes due and regardless of when asserted, or the cost or expense relating thereto.

“Lien” or “Liens” means any mortgage, license, pledge, security interest, right of first refusal, option, deed of trust, charge, conditional sales contract, claim, restriction, covenant, easement, right of way, title defect, encumbrance, or lien of any nature whatsoever. For the avoidance of doubt, “Lien” shall not be deemed to include any restrictions on transfer arising under the Securities Act or applicable state securities Laws.

“Material Adverse Effect” means any change, event, occurrence, state of facts, or effect that is, or would be reasonably likely, (a) to be materially adverse to the business, operations, assets, liabilities, financial condition, or operating results of the Acquired Companies taken as a whole, excluding (i) changes in general economic conditions and changes (political, economic, regulatory, or otherwise) generally affecting the types of businesses or industries in which the Acquired Companies operate, to the extent such conditions do not disproportionately impact the businesses of the Acquired Companies and (ii) changes in the capital markets, to the extent such changes do not disproportionately impact the businesses of the Acquired Companies; or (b) to reduce the enterprise value of the Company by twenty percent (20%) or more.

“Multiemployer Plan” has the meaning set forth in ERISA Section 3(37).

“Net Working Capital” means, as of any date of determination, (a) all current assets of the Acquired Companies, including inventory, but excluding (i) income and franchise Tax assets (whether current or deferred) and (ii) accounts receivable attributable to Affiliates, minus (b) all current liabilities of the Acquired Companies, including the amount of Indebtedness outstanding immediately prior to the Closing (“Closing Indebtedness”), but excluding (i) income and franchise Tax liabilities (whether current or deferred), (ii) an amount equal to the actual cost of any instruments, and (iii) accounts payable attributable to Affiliates, and in each case, as providing on the Closing Balance Sheet. For illustrative purposes, the determination of Net Working Capital as of May 31, 2018, is set forth on Schedule A.

“Permitted Liens” means (a) Liens for Taxes or assessments and similar charges, which either are (i) not yet due and payable or (ii) being contested in good faith and by appropriate proceedings, and as to which adequate reserves have been established in accordance with GAAP on the Closing Date Calculation; (b) Liens imposed by applicable Law and incurred in the ordinary course of business for obligations not yet due and payable to landlords, carriers, warehousemen, laborers, materialmen and the like; (c) zoning, building codes, and other land use Laws regulating the use or occupancy of any Leased Real Property or the activities conducted thereon which are imposed by any Governmental Entity having jurisdiction over such Leased Real Property; (d) easements, covenants, conditions, restrictions, and other similar matters affecting title to any Leased Real Property and other title defects which do not materially impair the use or occupancy of such Leased Real Property or the operation of the business of the Acquired Companies; and (e) Liens set forth on Schedule 10.1(a).

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, and a Governmental Entity, or any department, agency, or political subdivision thereof.

“Pro Rata Share” means, with respect to each Seller, the percentage directly across from each such Seller’s name on Schedule 10.1(b).

“Purchaser” has the meaning set forth in the preamble to this Agreement.

“Purchaser Fundamental Representations” means Section 5.1, and Section 5.2(a).

“Regulatory Approval” means all approvals, consents, certificates, and authorizations in a particular jurisdiction that are necessary for the testing, development, manufacture, import, export, marketing, distribution, or commercial sale or resale of an Acquired Company product in such jurisdiction, in accordance with applicable Laws.

“Securities Act” means the Securities Act of 1933, as amended.

“Seller Expenses” means (without duplication), to the extent not paid at or before the Closing, the collective amount payable by any Acquired Company or by the Sellers’ Representative to outside legal counsel, accountants, advisors, brokers, and other third parties, in connection with the sale of the Acquired Companies (including fees and expenses incurred following the Closing by the Sellers’ Representative, in any way relating to this Agreement or the transactions contemplated hereby).

“Seller Fundamental Representations” means Section 3.1(a) (Organization), Section 3.1(b) (Authorization), Section 3.2 (Capitalization), Section 3.3 (Subsidiaries), Section 3.8 (Taxes), Section 3.12 (Brokerage), Section 3.17 (Affiliated Transactions), Section 3.22 (Guaranties and Indebtedness), Section 3.24 (Healthcare and Other Regulatory Matters), Section 4.1(a) (Authorization; Capacity; No Breach) and Section 4.2 (Title to Acquired Stock; Ownership of the Sellers).

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association, or other business entity of which (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one (1) or more of the other Subsidiaries of that Person or a combination thereof; or (b) if a limited liability company, partnership, association, or other business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof.

“Target Net Working Capital” means $100,000.

“Tax” or “Taxes” means (a) any federal, state, local, or foreign income, gross receipts, franchise, profits, capital gains, capital stock, transfer, sales, use, occupation, property, escheat, excise, estimated, severance, windfall profits, stamp, stamp duty reserve, license, payroll, withholding, ad valorem, value added, alternative minimum, environmental, customs, social security (or similar), unemployment, disability, registration, and other taxes, assessments, charges, duties, fees, levies, or other similar governmental charges of any kind whatsoever, whether disputed or not, together with all estimated taxes, deficiency assessments, additions to tax, penalties, and interest; (b) any and all Liability for amounts described in (a) of any member of an affiliated, consolidated, combined, or unitary group of which any Acquired Company (or any predecessor of any of the foregoing) is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulations Section 1.1502-6 or any analogous or similar state, local, or foreign Law or regulation, and (c) any and all Liability for amounts described in (a) of any Person (other than any Acquired Company) imposed on any Acquired Company as a transferee or successor, by contract or pursuant to any Law, rule, or regulation, which Taxes relate to an event or transaction occurring before the Closing.

“Tax Return” means any return, declaration, information report, claim for refund, or filing with respect to Taxes, including any schedules, supplements, or attachments thereto and including any amendment thereof.

“Treasury Regulation” means the United States Treasury Regulations promulgated under the Code, and any reference to any particular Treasury Regulation section shall be interpreted to include any final or temporary revision of or successor to that section regardless of how numbered or classified.

“VWAP” means the volume-weighted average price and is calculated as follows:

Other Defined Terms. Each of the following terms is defined on the pages set forth opposite such term:

Acquired Securities	1
Acquisition Proposal	27
Agreement	1
Closing	2
Closing Balance Sheet	5
Closing Consideration	1
Closing Date	2
Closing Date Calculation	3
Company	1
Company Intellectual Property	14
Disputed Items	3
Effective Time	2
Estimated Net Working Capital	1
Estimated Purchase Price	1
Financial Statements	9
Fuse Common Stock	2
HIPAA	21
Indemnitee	30
Indemnitor	30
Independent Dispute Arbitrator	3
Issued Securities	2
Leased Real Property	19
Leases	19

Losses	28
Material Contracts	14
Material Healthcare Permits	21
Most Recent Balance Sheet	9
Objection Notice	3
Payoff Letters	5
Pre-Closing Tax Period	35
Purchase Price	1
Purchaser	1
Purchaser Indemnified Parties	28
Reeg	1
Releasees	37
Reports	21
Restricted Business	34
Restricted Period	33
Retained Securities	2
Seller	1
Seller Indemnified Parties	29
Sellers	1
Sellers’ Representative	1, 36
Straddle Period	35
Tahernia	1
Transfer Taxes	37

SCHEDULE A

Net Working Capital Calculation

(attached)